The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173365
SUBJECT TO COMPLETION, DATED APRIL 29, 2011
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 18, 2011

$12,000,000

K. Hovnanian Enterprises, Inc.

10 5/8% Senior Secured Notes due 2016
guaranteed by

Hovnanian Enterprises, Inc.

The notes are being issued as additional 10 5/8% Senior Secured Notes due 2016 under the indenture dated as of October 20, 2009. There are $785 million aggregate principal amount of 10 5/8% Senior Secured Notes due 2016 already outstanding under the indenture. The additional notes offered hereby will be treated as a single class with the outstanding 10 5/8% Senior Secured Notes due 2016. The notes will bear interest at the rate of 10 5/8% per year. Interest on the notes is payable on April 15 and October 15 of each year, beginning on October 15, 2011. The notes will mature on October 15, 2016. We may redeem some or all of the notes at any time on or after October 15, 2012 at the redemption prices specified under “Description of Notes — Redemption” plus accrued and unpaid interest. In addition, we may redeem up to 35% of the aggregate principal amount of the notes (including the existing notes) before October 15, 2012 with the net cash proceeds from certain equity offerings at a price equal to 110.625% of the principal amount thereof plus accrued and unpaid interest, if any. There is no sinking fund for, or mandatory redemption of, the notes.

The obligations under the notes will be fully and unconditionally guaranteed by our parent company, Hovnanian Enterprises, Inc., and substantially all of its restricted subsidiaries. The notes and guarantees will be secured by a first-priority lien on substantially all of our and the guarantors’ assets, subject to permitted liens and certain exceptions.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8.

Underwriting
	Price to	Discounts and	Proceeds to Us
	Public(1)	Commissions	Before Expenses

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest from April 15, 2011.

The notes have not been and will not be listed on any exchange.

The underwriter expects to deliver the notes to purchasers on or about          , 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

          , 2011

We have not authorized anyone to provide you with any information other than that contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference herein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this prospectus supplement or such incorporated document.

Prospectus Supplement

Prospectus dated April 18, 2011

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the securities described in this prospectus supplement, using this prospectus supplement and the accompanying prospectus. When we refer to “prospectus” we are referring to both this prospectus supplement as well as the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describes our business and gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus, including the documents incorporated by reference therein and herein, before making an investment in the securities offered by this prospectus supplement. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Except in the section under the caption “Description of Notes” and unless the context otherwise requires, all references in this prospectus supplement to:

•	“Issuer” or “K. Hovnanian” are to K. Hovnanian Enterprises, Inc., a California corporation;

•	“Hovnanian,” “us,” “we,” “our” or “Company” are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries, including K. Hovnanian; and

•	“Guarantors” are to Hovnanian and its restricted subsidiaries that will guarantee the notes offered hereby.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriter has independently verified such data and neither we nor the underwriter makes any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

•	changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn;

•	adverse weather conditions and natural disasters;

•	changes in market conditions and other environmental conditions and seasonality of the Company’s business;

S-ii

•	changes in home prices and sales activity in the markets where the Company builds homes;

•	government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment;

•	fluctuations in interest rates and the availability of mortgage financing;

•	shortages in, and price fluctuations of, raw materials and labor;

•	the availability and cost of suitable land and improved lots;

•	levels of competition;

•	availability of financing to the Company;

•	utility shortages and outages or rate fluctuations;

•	levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness;

•	the Company’s sources of liquidity;

•	changes in credit ratings;

•	availability of net operating loss carryforwards;

•	operations through joint ventures with third parties;

•	product liability litigation and warranty claims;

•	successful identification and integration of acquisitions;

•	significant influence of the Company’s controlling stockholders;

•	geopolitical risks, terrorist acts and other acts of war; and

•	other factors described in detail in our Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended October 31, 2010, our quarterly report on Form 10-Q for the quarter ended January 31, 2011 and in this prospectus supplement.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

S-iii

SUMMARY

The following summary contains information about us and the offering of the notes. It does not contain all of the information that may be important to you in making a decision to purchase the notes. For a more complete understanding of us and the offering of the notes, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements incorporated by reference herein.

The Company

We design, construct, market, and sell single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation’s largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, Hovnanian Enterprises, Inc. was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 291,000 homes, including 5,009 homes in fiscal 2010. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

We are currently, excluding unconsolidated joint ventures, offering homes for sale in 188 communities in 40 markets in 18 states throughout the United States. Our operations span all significant aspects of the home-buying process — from design, construction, and sale, to mortgage origination and title services. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. We offer a variety of home styles at base prices ranging from $34,000 (low income housing) to $1,660,000 with an average sales price, including options, of $281,000 nationwide in fiscal 2010.

We market and build homes that are constructed in 20 of the nation’s top 50 housing markets. We segregate our homebuilding operations geographically into the following six segments:

Northeast:  New Jersey, New York, and Pennsylvania

Mid-Atlantic:  Delaware, Maryland, Virginia, West Virginia, and Washington, D.C.

Midwest:  Illinois, Kentucky, Minnesota, and Ohio

Southeast:  Florida, Georgia, North Carolina, and South Carolina

Southwest:  Arizona and Texas

West:  California

Our corporate offices are located at 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, our telephone number is 732-747-7800, and our Internet web site address is www.khov.com. Information on or accessible through our website is not a part of, or incorporated by reference in, this prospectus.

Recent Developments and Related Transactions

February 2011 Transactions

On February 9, 2011, we completed an underwritten public offering (the “February 2011 Common Stock Offering”) of 13,512,500 shares of our Class A Common Stock, including 1,762,500 shares issued pursuant to the over-allotment option granted to the underwriters, at a price of $4.30 per share. Also on February 9, 2011, we and K. Hovnanian completed an underwritten public offering (the “February 2011 Units Offering”) of 3,000,000 7.25% Tangible Equity Units (the “Units”), and on February 14, 2011, we and K. Hovnanian issued an additional 450,000 Units pursuant to the over-allotment option granted to the underwriters. On February 14, 2011, K. Hovnanian completed an underwritten public offering (the “February 2011 Notes Offering”) of $155.0 million aggregate principal amount of 11 7/8% Senior Notes due 2015. We refer to the February 2011 Common Stock Offering, the February 2011 Units Offering and the February 2011 Notes Offering collectively, as the “February 2011 Offerings.”

The net proceeds from the February 2011 Offerings were approximately $286.2 million, a portion of which were used to fund the purchase, on February 14, 2011, of certain of K. Hovnanian’s senior and senior subordinated notes in tender offers for any and all of such notes as follows: approximately $24.6 million aggregate principal amount of 8% Senior Notes due 2012 (the “2012 Senior Notes”), $44.1 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2012 (the “2012 Senior Subordinated Notes”) and $29.2 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013 (the “2013 Notes” and, together with the 2012 Senior Notes and the 2012 Senior Subordinated Notes, the “Tender Offer Notes”). Also on February 14, 2011, K. Hovnanian called for redemption on March 15, 2011 all Tender Offer Notes that were not tendered in the tender offers for an aggregate redemption price of approximately $60.1 million. Such redemptions were funded with proceeds from the February 2011 Offerings. We refer to the February 2011 Offerings together with the repurchase and redemption of the Tender Offer Notes described above as the “February 2011 Transactions.” See our Quarterly Report on Form 10-Q for the quarter ended January 31, 2011, incorporated by reference into this prospectus for additional information.

Redemption of the Junior Lien Notes

We intend to use the net proceeds from this offering together with cash on hand to fund the redemption of all of K. Hovnanian’s outstanding 11 1/2% Senior Secured Notes due 2013 (the “Second Lien Notes”) and 18.0% Senior Secured Notes due 2017 (the “Third Lien Notes” and, together with the Second Lien Notes, the “Junior Lien Notes”). As of January 31, 2011, there were approximately $0.5 million aggregate principal amount of Second Lien Notes outstanding and approximately $11.7 million aggregate principal amount of Third Lien Notes outstanding. Beginning May 1, 2011, the Second Lien Notes may be called for redemption at K. Hovnanian’s option at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date, and the Third Lien Notes may be called for redemption at K. Hovnanian’s option at a redemption price of 102% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date. We currently expect to issue notices of redemption to holders of the Junior Lien Notes concurrently with the closing of this offering, specifying a redemption date for the Junior Lien Notes that is 30 days after the date of such notice. We refer to the anticipated redemptions of the Junior Lien Notes as the “Redemptions.”

The Offering

Issuer	K. Hovnanian Enterprises, Inc.

Notes Offered	We are offering $12.0 million aggregate principal amount of 10 5/8% Senior Secured Notes due 2016. The notes offered hereby (the “New Notes”) are being issued as additional 10 5/8% Senior Secured Notes due 2016 under an indenture dated as of October 20, 2009. There are $785.0 million aggregate principal amount of 10 5/8% Senior Secured Notes due 2016 already outstanding under that indenture (the “Existing Notes” and together with the New Notes, the “Notes”). The New Notes we are offering hereby constitute “Additional Notes” under the indenture and will be treated with the Existing Notes as a single class.

Maturity Date	October 15, 2016.

Interest Payment Dates	Each April 15 and October 15, beginning October 15, 2011.

Optional Redemption	We may redeem some or all of the Notes at any time on or after October 15, 2012, at the redemption prices specified under the section “Description of Notes — Redemption” plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the aggregate principal amount of the Notes before October 15, 2012 with the net cash proceeds from certain equity offerings at a price equal to 110.625% of the principal amount thereof plus accrued and unpaid interest, if any.

Change of Control	Upon a Change of Control as described in the section “Description of Notes — Certain covenants — Repurchase of Notes upon Change of Control,” you may require us to repurchase all or part of your Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We can give no assurance that, upon such an event, we will have sufficient funds to repurchase any of the Notes.

Guarantees	The Guarantors are Hovnanian Enterprises, Inc., the parent corporation of the Issuer, and most of the parent’s existing and future restricted subsidiaries. If the Issuer cannot make payments on the Notes when they are due, the Guarantors must make the payments instead. As of the date of this prospectus supplement, our foreign subsidiary is not a Guarantor, and our home mortgage subsidiaries, our joint ventures and subsidiaries holding interests in our joint ventures and certain of our title insurance subsidiaries are not Guarantors or restricted subsidiaries. In addition, three of our restricted subsidiaries, which we expect to sell prior to the closing of this offering, will not be Guarantors upon the closing of such sale.

Ranking	The Notes and the guarantees thereof will be the Issuer’s and the Guarantors’ general senior secured obligations and will:

•	rank senior in right of payment to the Issuer’s and the Guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the Notes and the guarantees;

•	rank equally in right of payment to all of the Issuer’s and the Guarantors’ existing and future unsubordinated debt;

• be effectively senior to all of the Issuer’s and the Guarantors’ debt that is unsecured or secured by junior-priority liens, to the extent of the value of the collateral;

• be effectively subordinated to any of the Issuer’s or any Guarantor’s debt that is secured by permitted liens on assets that are not part of the collateral securing the Notes, to the extent of the value of such assets (see “— Collateral” below); and

• be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes.

Furthermore, we have entered into certain stand alone letter of credit agreements and facilities, which require us to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. We refer to the collateral that secures these letter of credit agreements and facilities, and that will secure any future such agreements, facilities or similar instruments as the “L/C Collateral.” The indenture governing the Notes requires (except with respect to certain assets excluded from the collateral securing the Notes, including $25.0 million of cash and cash equivalents collateralizing letters of credit or similar instruments) that the holders of the Notes have a security interest in the L/C Collateral that collateralizes our letter of credit agreements and facilities and any future agreements, facilities or similar instruments on a basis that is junior to the lien granted to the applicable issuing bank. Accordingly, upon an enforcement event or insolvency proceeding, proceeds from such L/C Collateral will be applied first to satisfy such letter of credit obligations and then to satisfy the obligations on the Notes.

At January 31, 2011, on a pro forma basis, after giving effect to (i) the February 2011 Transactions and (ii) the completion of this offering and the Redemptions, the Issuer and the Guarantors would have had:

• approximately $797.0 million of secured indebtedness outstanding ($784.8 million, net of discount), all of which would be represented by the Notes;

• approximately $828.8 million of senior unsecured notes ($827.2 million, net of discount); and

• approximately $15.6 million of senior subordinated notes.

In addition, as of January 31, 2011, we had a total of $86.3 million of letters of credit outstanding issued under our letter of credit agreements and facilities.

In addition, as of January 31, 2011, our non-guarantor subsidiaries had approximately $38.2 million of liabilities, including trade payables, but excluding intercompany obligations.

See the section “Description of Notes — Ranking.”

Collateral	The Notes and the guarantees thereof will be secured by a first-priority lien on substantially all the assets owned by the Issuer and the Guarantors on the issue date of the Notes or thereafter acquired, subject to permitted liens and certain exceptions.

The collateral will not include:

• the pledge of stock of Guarantors or of K. Hovnanian JV Holdings, L.L.C., our wholly owned holding company subsidiary that owns our equity interests in substantially all of our joint ventures, to the extent such pledge would result in separate financial statements of such Guarantor or of K. Hovnanian JV Holdings, L.L.C. being required in SEC filings;

• personal property where the cost of obtaining a security interest or perfection thereof exceeds its benefits;

• real property subject to a lien securing indebtedness incurred for the purpose of financing the acquisition thereof;

• real property located outside of the United States;

• unentitled land;

• real property which is leased or held for the purpose of leasing to unaffiliated third parties;

• equity interests in subsidiaries other than restricted subsidiaries, except for K. Hovnanian JV Holdings, L.L.C., and subject to future grants under certain circumstances as required under the indenture;

• any real property in a community under development with a dollar amount of investment as of the most recent month-end (determined in accordance with GAAP) of less than $2.0 million or with less than 10 lots remaining;

• up to $50.0 million of assets received in certain asset dispositions or asset swaps or exchanges made in accordance with the indenture;

• assets with respect to which any applicable law or contract prohibits the creation or perfection of security interests therein; and

• up to $25.0 million of L/C Collateral, provided that we will use commercially reasonable efforts to obtain the necessary consent of the banks issuing the letters of credit in order to have such L/C Collateral secure the Notes. Upon release of such cash or cash equivalents from the liens securing such letters of credit, such cash and cash equivalents will become subject to a lien in favor of the holders of Notes, pending usage as permitted by the indenture.

Furthermore, the Issuer and the Guarantors will not be required to provide control agreements with respect to certain deposit, checking or securities accounts with average balances below a certain dollar amount.

At January 31, 2011, the aggregate book value of the real property that constituted part of the collateral securing the Notes was approximately $757.5 million, which does not include the impact of inventory investments, home deliveries, or impairments thereafter and which may differ from the appraised value. In addition, cash collateral that constituted part of the collateral securing the Notes was $273.3 million as of January 31, 2011, which includes $88.3 million of restricted cash also collateralizing certain letters of credit. Subsequent to such date, cash uses include general business operations and real estate and other investments. The incremental value of the stock of Guarantors that would constitute a part of the collateral securing the Notes is not meaningful because the underlying assets of such Guarantors have been separately pledged as collateral.

For more details, see the section “Description of Notes — Security.”

Subject to limitations in our debt instruments, we may secure indebtedness and other obligations, including our letter of credit agreements and facilities, permitted to be incurred under the indenture governing the Notes by granting liens upon any or all of the collateral securing the Notes. Such indebtedness and other obligations may be secured, subject to certain limits, on an equal or a junior basis with respect to the Notes.

Certain Covenants	The Notes will be issued under an indenture dated as of October 20, 2009, which, among other things, restricts the Issuer’s ability and the ability of the Guarantors to:

• borrow money;

• pay dividends and distributions on our common and preferred stock;

• repurchase certain senior and senior subordinated notes and common and preferred stock;

• make investments in subsidiaries and joint ventures that are not restricted subsidiaries;

• sell certain assets;

• incur certain liens;

• merge with or into other companies; and

• enter into certain transactions with our affiliates.

These covenants are subject to a number of important exceptions and qualifications. For more details, see the section “Description of Notes — Certain covenants.”

Qualified Reopening	We will treat the New Notes as having been issued in a “qualified reopening” for United States federal income tax purposes, and the following discussion assumes such treatment will be respected. Consequently, the New Notes will be part of the same issue as the Existing Notes. Because the Existing Notes were issued with original issue discount (“OID”) for United States federal income tax purposes, the New Notes also will have OID. However, as discussed in further detail below under “Certain United States Federal Tax Consequences — Certain Tax Consequences to U.S. Holders — Amortizable Premium,” since the initial offering price of the New

Notes is greater than their stated principal amount, investors purchasing New Notes pursuant to this offering at their initial offering price will not be required to include any OID in income. See “Certain United States Federal Tax Consequences.”

Use of Proceeds	We intend to use the net proceeds from this offering together with cash on hand to fund the Redemptions and to pay related fees and expenses.

Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the New Notes.

RISK FACTORS

An investment in the New Notes involves a high degree of risk. Before making a decision to invest in the New Notes, you should carefully consider the following:

•	the risk factors described below and those contained in the documents incorporated by reference in this prospectus supplement; and

•	the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Risks Related to Our Business

The homebuilding industry is significantly affected by changes in general and local economic conditions, real estate markets, and weather and other environmental conditions, which could affect our ability to build homes at prices our customers are willing or able to pay, could reduce profits that may not be recaptured, could result in cancellation of sales contracts, and could affect our liquidity.

The homebuilding industry is cyclical, has from time to time experienced significant difficulties, and is significantly affected by changes in general and local economic conditions such as:

•	Employment levels and job growth;

•	Availability of financing for home buyers;

•	Interest rates;

•	Foreclosure rates;

•	Inflation;

•	Adverse changes in tax laws;

•	Consumer confidence;

•	Housing demand;

•	Population growth; and

•	Availability of water supply in locations in which we operate.

Turmoil in the financial markets could affect our liquidity. In addition, our cash balances are primarily invested in short-term government-backed instruments. The remaining cash balances are held at numerous financial institutions and may, at times, exceed insurable amounts. We believe we help to mitigate this risk by depositing our cash in major financial institutions and diversifying our investments. In addition, our homebuilding operations often require us to obtain letters of credit. In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder. In addition, we entered into certain stand alone letter of credit facilities, and agreements pursuant to which all of the outstanding letters of credit under our revolving credit facility were replaced with letters of credit issued under such new letter of credit facilities and agreements. However, we may need additional letters of credit above the amounts provided under these new letter of credit facilities and agreements. If we are unable to obtain such additional letters of credit as needed to operate our business, we may be adversely affected.

Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods, droughts, fires and other environmental conditions can harm the local homebuilding business. Our business in Florida was adversely affected in late 2005 and into 2006 due to the effect of Hurricane Wilma on materials and labor availability and pricing. Conversely, Hurricane Ike, which hit Houston in September 2008, did not have an effect on materials and labor availability or pricing, but did affect the volume of home sales in subsequent weeks.

The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to 12 months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

The homebuilding industry is undergoing a significant and sustained downturn which has, and could continue to, materially and adversely affect our business, liquidity, and results of operations.

The homebuilding industry is now experiencing a significant and sustained downturn. An industry-wide softening of demand for new homes has resulted from a lack of consumer confidence, decreased availability of mortgage financing, and large supplies of resale and new home inventories, among other factors. In addition, an oversupply of alternatives to new homes, such as rental properties, resale homes, and foreclosures, has depressed prices and reduced margins for the sale of new homes. Industry conditions had a material adverse effect on our business and results of operations in fiscal years 2007 through 2010 and may continue to materially adversely affect our business and results of operations in fiscal 2011. Further, we substantially increased our inventory through fiscal 2006, which required significant cash outlays and which has increased our price and margin exposure as we continue to work through this inventory. Looking forward, if the housing market continues to deteriorate it will become more difficult to generate positive cash flow. General economic conditions in the U.S. remain weak. Market volatility has been unprecedented and extraordinary in the last several years, and the resulting economic turmoil may continue to exacerbate industry conditions or have other unforeseen consequences, leading to uncertainty about future conditions in the homebuilding industry. Continuation or worsening of this downturn or general economic conditions would continue to have a material adverse effect on our business, liquidity, and results of operations.

In addition, an increase in the default rate on the mortgages we originate may adversely affect our ability to sell mortgages or the pricing we receive upon the sale of mortgages. Although substantially all of the mortgage loans we originate are sold in the secondary mortgage market on a servicing released, non-recourse basis, we remain liable for certain limited representations, such as fraud, and warranties related to loan sales. As default rates rise, this may increase our potential exposure regarding mortgage loan sales because investors may seek to have us buy back or make whole investors for mortgages we previously sold. To date, we have not made significant payments related to our mortgage loans but because of the uncertainties inherent to these matters, actual future payments could differ significantly from our currently estimated amounts.

There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit, or whether any such results will be sustainable. The housing market has benefited from a number of government programs, including:

•	Tax credits for home buyers provided by the federal government and certain state governments, including California; and

•	Support of the mortgage market, including through purchases of mortgage-backed securities by The Federal Reserve Bank and the underwriting of a substantial amount of new mortgages by the Federal Housing Administration (“FHA”) and other governmental agencies.

These programs are expected to wind down over time; for example the California tax credit ended in the fourth quarter of fiscal 2009 and the federal tax credit expired in April 2010. In addition, in fiscal 2010, the U.S. Department of Housing and Urban Development (“HUD”) tightened FHA underwriting standards. Housing markets may further decline as these programs are modified or terminated.

Leverage places burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate, may prevent us from fulfilling our obligations, and may adversely affect our financial condition.

We have a significant amount of debt.

•	Our debt, as of January 31, 2011, including the debt of the subsidiaries that guarantee our debt, was $1,630.6 million ($1,616.8 million net of discount); and

•	our debt service payments for the 12-month period ended January 31, 2011 were $150.1 million, all of which represents interest incurred as there were no mandatory principal payments on our corporate debt under the terms of our indentures, but does not include principal and interest on nonrecourse secured debt, debt of our financial subsidiaries and fees under our letter of credit facilities and agreements.

In addition, as of January 31, 2011, we had $86.3 million in aggregate outstanding face amount of letters of credit issued under various letter of credit facilities and agreements, which were collateralized by $88.3 million of cash. Our fees for these letters of credit for the 12 months ended January 31, 2011, which are based on both the used and unused portion of the facilities and agreements, were $1.3 million. We also had substantial contractual commitments and contingent obligations, including approximately $360.9 million of performance bonds as of January 31, 2011.

Our significant amount of debt could have important consequences. For example, it could:

•	Limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements, or other requirements;

•	Require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business;

•	Place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	Make us more vulnerable to downturns in our business and general economic conditions.

Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by customer sentiment and financial, political, business, and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations to the extent we have any floating rate indebtedness. A higher interest rate on our debt service obligations could result in lower earnings or increased losses.

Our sources of liquidity are limited and may not be sufficient to meet our needs.

In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder. Because we no longer have a revolving credit facility, we are dependent on our current cash balance and future cash flows from operations (which may not be positive) to enable us to service our indebtedness, to cover our operating expenses, and/or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all. If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our debt service obligations. We have also entered into certain cash collateralized letter of credit agreements and facilities that require us to maintain specified amounts of cash in segregated accounts as collateral to support our letters of credit issued thereunder, which will affect the amount of cash we have available for other uses. If our available cash and capital resources are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Restrictive covenants in our debt instruments may restrict our ability to operate and if our financial performance worsens, we may not be able to undertake transactions within the restrictions of our debt instruments.

The indentures governing our outstanding debt securities impose certain restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, creating liens, sales of assets, cash distributions, including paying dividends on common and preferred stock, capital stock and debt repurchases, and investments by us and certain of our subsidiaries. Because of these restrictions, we are currently prohibited from paying dividends on our preferred stock and anticipate that we will remain prohibited for the foreseeable future.

The restrictions in our debt instruments could prohibit or restrict our activities such as undertaking capital, raising or restructuring activities or entering into other transactions. In such a situation, we may be unable to amend the instrument or obtain a waiver. In addition, if we fail to make timely payments on this debt and other material indebtedness, our debt under these debt instruments could become due and payable prior to maturity. In such a situation, there can be no assurance that we would be able to obtain alternative financing. Either situation could have a material adverse effect on the solvency of the Company.

The terms of our debt instruments allow us to incur additional indebtedness.

Under the terms of our indebtedness under our indentures, we have the ability, subject to our debt covenants, to incur additional amounts of debt. The incurrence of additional indebtedness could magnify the risks described above. In addition, certain obligations such as standby letters of credit and performance bonds issued in the ordinary course of business, including those issued under our stand-alone letter of credit agreements and facilities, are not considered indebtedness under our indentures (and may be secured), and therefore, are not subject to limits in our debt covenants.

We could be adversely affected by a negative change in our credit rating.

Our ability to access capital on favorable terms is a key factor in our ability to service our indebtedness to cover our operating expenses, and to fund our other liquidity needs. On March 16, 2009, Fitch Ratings lowered the Company’s issuer default rating to CCC from B-. On April 7, 2009, Moody’s Investor Services affirmed our corporate family rating of Caa1, with a negative outlook. On April 1, 2009, Standard & Poor’s (“S&P”) lowered our B-corporate credit rating to CCC, with a negative outlook. On September 14, 2010, S&P affirmed our corporate credit rating of CCC+ but revised our outlook from developing to negative. Downgrades may make it more difficult and costly for us to access capital. Therefore, any further downgrade by any of the principal credit agencies may exacerbate these difficulties.

Our business is seasonal in nature and our quarterly operating results can fluctuate.

Our quarterly operating results generally fluctuate by season. Historically, a large percentage of our agreements of sale have been entered into in the winter and spring. The construction of a customer’s home typically begins after signing the agreement of sale and can take 12 months or more to complete. Weather-related problems, typically in the fall, late winter and early spring, can delay starts or closings and increase costs and thus reduce profitability. In addition, delays in opening communities could have an adverse effect on our sales and revenues. Due to these factors, our quarterly operating results will likely continue to fluctuate.

Our success depends on the availability of suitable undeveloped land and improved lots at acceptable prices and our having sufficient liquidity to fund such investments.

Our success in developing land and in building and selling homes depends in part upon the continued availability of suitable undeveloped land and improved lots at acceptable prices. The availability of undeveloped land and improved lots for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on land and lots and restrictive governmental regulation. Should suitable land opportunities become less available, the number of homes we may be able to build and sell would be reduced, which would reduce revenue and profits. In addition, our ability to make land purchases will depend upon us having sufficient liquidity to fund such purchases. We may be at a disadvantage in competing for land due to our significant debt obligations, which require substantial cash resources.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill, and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected depending on our ability to raise sales prices to offset increased costs.

Changes in economic and market conditions could result in the sale of homes at a loss or holding land in inventory longer than planned, the cost of which can be significant.

Land inventory risk can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The market value of undeveloped land, buildable lots, and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. In the case of land options, we could choose not to exercise them, in which case we would write off the value of these options. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market. The assessment of communities for indication of impairment is performed quarterly. While we consider available information to determine what we believe to be our best estimates as of the reporting period, these estimates are subject to change in future reporting periods as facts and circumstances change. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” in our Annual Report on Form 10-K/A incorporated by reference herein. For example, during 2010, 2009, and 2008, we decided not to exercise many option contracts and walked away from land option deposits and predevelopment costs, which resulted in land option write-offs of $13.2 million, $45.4 million and $114.1 million, respectively. Also, in 2010, 2009, and 2008, as a result of the difficult market conditions, we recorded inventory impairment losses on owned property of $122.5 million, $614.1 million, and $596.0 million, respectively. If market conditions continue to worsen, additional inventory impairment losses and land option write-offs will likely be necessary.

Home prices and sales activities in the California, Maryland, New Jersey, Texas and Virginia markets have a large impact on our results of operations because we conduct a significant portion of our business in these markets.

We presently conduct a significant portion of our business in the California, Maryland, New Jersey, Texas and Virginia markets. Home prices and sales activities in these markets and in most of the other markets in which we operate have declined from time to time, particularly as a result of slow economic growth. In particular, market conditions in California, Maryland, New Jersey and Virginia have declined significantly since the end of 2006. Furthermore, precarious economic and budget situations at the state government level may adversely affect the market for our homes in those affected areas. If home prices and sales activity decline in one or more of the markets in which we operate, our costs may not decline at all or at the same rate and may negatively impact our results of operations.

Because almost all of our customers require mortgage financing, increases in interest rates or the decreased availability of mortgage financing could impair the affordability of our homes, lower demand for our products, limit our marketing effectiveness, and limit our ability to fully realize our backlog.

Virtually all of our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could lower demand for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could prevent or limit our ability to attract new customers as well as our ability to fully realize our backlog because our sales contracts generally include a financing contingency. Financing contingencies permit the customer to cancel its obligation in the event mortgage financing at prevailing interest rates, including financing arranged or provided by us, is unobtainable within the period specified in the contract. This contingency period is typically four to eight weeks following the date of execution of the sales contract.

Starting in 2007, many lenders have been significantly tightening their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results. In addition, we believe that the availability of mortgage financing, including Federal National Mortgage Association, Federal Home Loan Mortgage Corp, and FHA/VA financing, is an important factor in marketing many of our homes. In addition, in fiscal 2010, HUD tightened FHA underwriting standards. Any limitations or restrictions on the availability of those types of financing could reduce our sales.

Increases in the costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or financial results.

Significant expenses of owning a home, including mortgage interest expenses and real estate taxes, generally are deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to limitations under current tax law and policy. If the federal government or a state government were to change its income tax laws to eliminate or substantially limit these income tax deductions, as has been discussed from time to time, the after-tax cost of owning a new home would increase for many of our potential customers. The loss or reduction of these homeowner tax deductions, if such tax law changes were enacted without any offsetting legislation, would adversely impact demand for and sales prices of new homes, including ours. In addition, increases in property tax rates or fees on developers by local governmental authorities, as experienced in response to reduced federal and state funding or to fund local initiatives such as funding schools or road improvements, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes, and can have an adverse impact on our business and financial results.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest. These investments involve risks and are highly illiquid.

We currently operate through a number of unconsolidated homebuilding and land development joint ventures with independent third parties in which we do not have a controlling interest. At January 31, 2011, we had invested an aggregate of $57.8 million in these joint ventures, including advances to these joint ventures of approximately $13.9 million. In addition, as part of our strategy, we intend to continue to evaluate additional joint venture opportunities.

These investments involve risks and are highly illiquid. There are a limited number of sources willing to provide acquisition, development, and construction financing to land development and homebuilding joint ventures, and as market conditions become more challenging, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms. Recently, we have been unable to obtain financing for newly created joint ventures. In addition, we lack a controlling interest in these joint ventures and, therefore, are usually unable to require that our joint ventures sell assets or return invested capital, make additional capital contributions, or take any other action without the vote of at least one of our venture partners. Therefore, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

Homebuilders are subject to a number of federal, local, state, and foreign laws and regulations concerning the development of land, the homebuilding, sales, and customer financing processes and protection of the environment, which can cause us to incur delays and costs associated with compliance and which can prohibit or restrict our activity in some regions or areas.

We are subject to extensive and complex regulations that affect the development and home building, sales, and customer financing processes, including zoning, density, building standards, and mortgage financing. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding. In light of recent developments in the home building industry and the financial markets, federal, state, or local governments may seek to adopt regulations that limit or prohibit homebuilders from providing mortgage financing to their customers. If adopted, any such regulations could adversely affect future revenues and earnings. In addition, some state and local governments in markets where we operate have approved, and others may approve, slow-growth or no-growth initiatives that could negatively impact the availability of land and building opportunities within those areas. Approval of these initiatives could adversely affect our ability to build and sell homes in the affected markets and/or could require the satisfaction of additional administrative and regulatory requirements, which could result in slowing the progress or increasing the costs of our homebuilding operations in these markets. Any such delays or costs could have a negative effect on our future revenues and earnings.

We also are subject to a variety of local, state, federal, and foreign laws and regulations concerning protection of health and the environment. The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions, and the present and former uses of the site. These environmental laws may result in delays, may cause us to incur substantial compliance, remediation, and/or other costs and can prohibit or severely restrict development and homebuilding activity.

For example, the Company was engaged in discussions with the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Justice (DOJ) regarding alleged violations of storm water discharge requirements. In resolution of this matter, in April 2010 we agreed to the terms of a consent decree with the EPA, DOJ and the states of Virginia, Maryland, West Virginia and the District of Columbia (collectively the States). The consent decree was approved by the federal district court in August 2010. Under the terms of the consent decree, we have paid a fine of $1.0 million collectively to the United States and the States named above and have agreed to perform under the terms of the consent decree for a minimum of three years, which includes implementing certain operational and training measures nationwide to facilitate ongoing compliance with storm water regulations. More recently, the New York State Department of Environmental Conservation assessed a $161,000 civil penalty (of which $96,000 was suspended) against us and required us to perform certain measures in connection with notices of violation for allegedly failing to comply with a storm water permit at an incomplete project in the state of New York; we have paid the $65,000 penalty and anticipate timely completion of the required measures without material expense, although if we do not complete the required measures on time some or all of the suspended penalty could be imposed. Although we do not know the final outcome, we believe any penalties and any other impacts of this matter will not have a material adverse effect on us.

We anticipate that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules, and regulations and their interpretation and application.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. Such claims are common in the homebuilding industry and can be costly. In addition, the amount and scope of coverage offered by insurance companies is currently limited, and this coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against such claims, we may experience losses that could hurt our financial results. Our financial results could also be adversely affected if we were to experience an unusually high number of claims or unusually severe claims. Recently, other homebuilders in Alabama, Florida, Louisiana, Mississippi and Texas have had construction defect claims associated with allegedly defective drywall manufactured in China (Chinese Drywall) that may be responsible for noxious smells and accelerated corrosion of certain metals in the home. We have currently identified 13 homes with Chinese Drywall that must be remediated, and we have been notified of 22 more homes that potentially have Chinese Drywall that may need remediation. These homes are located in our Florida and Houston markets. The estimated costs of the remediations of these homes are reserved. If additional homes are identified to have this issue, or our actual costs to remediate differ from our current estimated costs, it may require us to revise our warranty reserves.

We compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings.

We compete not only for home buyers but also for desirable properties, financing, raw materials, and skilled labor often within larger subdivisions designed, planned, and developed by other homebuilders. Our competitors include other local, regional, and national homebuilders, some of which have greater sales and financial resources.

The competitive conditions in the homebuilding industry together with current market conditions have, and could continue to, result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales; or

•	delays in construction.

Any of these problems could increase costs and/or lower profit margins.

We may have difficulty in obtaining the additional financing required to operate and develop our business.

Our operations require significant amounts of cash, and we may be required to seek additional capital, whether from sales of equity or borrowing additional money, for the future growth and development of our business. The terms or availability of additional capital is uncertain. Moreover, the indentures for our outstanding debt securities contain provisions that restrict the debt we may incur in the future and our ability to pay dividends on equity. If we are not successful in obtaining sufficient capital, it could reduce our sales and may hinder our future growth and results of operations. In addition, pledging substantially all of our assets to support our first, second and third lien senior secured notes may make it more difficult to raise additional financing in the future.

Our future growth may include additional acquisitions of companies that may not be successfully integrated and may not achieve expected benefits.

Acquisitions of companies have contributed to our historical growth and may again be a component of our growth strategy in the future. In the future, we may acquire businesses, some of which may be significant. As a result of acquisitions of companies, we may need to seek additional financing and integrate product lines, dispersed operations, and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully identify and manage future acquisitions could harm our operating results.

Our controlling stockholders are able to exercise significant influence over us.

Members of the Hovnanian family, including Ara K. Hovnanian, our chairman of the board, president and chief executive officer, have voting control, through personal holdings, the limited partnership established for members of Mr. Hovnanian’s family and family trusts, of Class A and Class B common stock that enables them to cast approximately 70% of the votes that may be cast by the holders of our outstanding Class A and Class B common stock combined. Their combined stock ownership enables them to exert significant control over us, including power to control the election of the Board and to approve matters presented to our stockholders. This concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without their support. Also, because of their combined voting power, circumstances may occur in which their interests could be in conflict with the interests of other stakeholders.

Our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Based on recent impairments and our current financial performance, we generated a federal net operating loss carryforward of $904.9 million through the year ended October 31, 2010, and we may generate net operating loss carryforwards in future years.

Section 382 of the Internal Revenue Code (the “Code”) contains rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership shifts among stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company.

If we undergo an ownership change for purposes of Section 382 as a result of future transactions involving our stock, including purchases or sales of stock between 5% shareholders, our ability to use our net operating loss carryforwards and to recognize certain built-in losses would be subject to the limitations of Section 382. Depending on the resulting limitation, a significant portion of our net operating loss carryforwards could expire before we would be able to use them. A limitation imposed under Section 382 on our ability to utilize our net operating loss carryforwards could have a negative impact on our financial position and results of operations.

In August 2008, we announced that the Board adopted a shareholder rights plan (the “Rights Plan”) designed to preserve shareholder value and the value of certain tax assets primarily associated with net loss carryforwards and built-in losses under Section 382 of the Code, and on December 5, 2008, our stockholders approved the Board’s decision to adopt the Rights Plan. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A common stock (any such person an “Acquiring Person”), without the approval of the Company’s board of directors. Subject to the terms, provisions and conditions of the Rights Plan, if and when they become exercisable, each right would entitle its holder to purchase from the Company one ten-thousandth of a share of the Company’s Series B Junior Preferred Stock for a purchase price of $35.00. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A common stock. If issued, each fractional share of Series B Junior Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of the Company, including without limitation any dividend, voting or liquidation rights. See “Description of Capital Stock — Rights Plan” in the accompanying prospectus for more information.

In addition, on December 5, 2008, our stockholders approved an amendment to our Certificate of Incorporation to restrict certain transfers of our stock in order to preserve the tax treatment of our net operating loss carryforwards and built-in losses under Section 382 of the Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended

Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of the Company’s stock that result from the transfer of interests in other entities that own the Company’s stock) if the effect would be to: (i) increase the direct or indirect ownership of the Company’s stock by any person (or public group) from less than 5% to 5% or more of the Company’s stock; (ii) increase the percentage of the Company’s stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the Company’s stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations). See “Description of Capital Stock — Transfer Restrictions in the Certificate of Incorporation” in the accompanying prospectus for more information.

Utility shortages and outages or rate fluctuations could have an adverse effect on our operations.

In prior years, the areas in which we operate in California have experienced power shortages, including periods without electrical power, as well as significant fluctuations in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages/outages and utility rate fluctuations continue. Furthermore, power shortages and outages, such as the blackout that occurred in 2003 in the Northeast, and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely affected if further rate fluctuations and/or power shortages and outages occur in California, the Northeast, or in our other markets.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

Geopolitical events, such as the aftermath of the war with Iraq and the continuing involvement in Iraq and Afghanistan, may have a substantial impact on the economy and the housing market. The terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The war and the continuing involvement in Iraq and Afghanistan, terrorism, and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, and our customers and, in turn, our results of operations and financial condition.

Risks Related to the Notes

We have a significant amount of indebtedness and we may incur additional indebtedness.

At January 31, 2011, on a pro forma basis, after giving effect to (i) the February 2011 Transactions and (ii) the completion of this offering and the anticipated Redemptions, the Issuer and the Guarantors would have had approximately $1,682.8 million ($1,669.0 million, net of discount) of debt (including the Notes) outstanding. We and our subsidiaries may incur additional indebtedness in the future. While the terms of the indenture under which the Notes will be issued and our other existing debt instruments restrict us or our subsidiaries from incurring additional indebtedness, these restrictions include exceptions that will allow us and our subsidiaries to incur additional debt. If indebtedness is added to our current debt levels, the risks related to the Notes and our indebtedness generally that we and our subsidiaries now face could intensify.

The Notes and the guarantees thereof will be structurally subordinated to indebtedness of our non-guarantor subsidiaries and joint ventures.

The Notes and the guarantees thereof will be structurally subordinated to the indebtedness (including trade payables) of any non-guarantor subsidiary and joint venture to the extent of the value of their assets, and holders of the Notes will not have any claim as a creditor against any non-guarantor subsidiary or joint venture. In addition, the Indenture under which the Notes will be issued permits, subject to certain limitations, non-guarantor subsidiaries and joint ventures to incur additional indebtedness and will not contain any limitation on the amount of liabilities (such as trade payables) that may be incurred by them. At January 31, 2011, non-guarantor subsidiaries and joint ventures had approximately $38.2 million and $226.8 million, respectively, of outstanding liabilities, including trade payables.

Our non-guarantor subsidiaries and joint ventures are not subject to the restrictive covenants in the indenture under which the Notes will be issued.

Certain of our subsidiaries and all of our joint venture operations are not subject to the restrictive covenants in the indenture under which the Notes will be issued. This means that these entities will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of such indenture, such as incurring additional debt, securing assets in priority to the claims of the holders of the Notes, paying dividends, making certain investments, selling assets and entering into mergers or other business combinations. If non-guarantors and joint ventures engage in any of these activities, their actions could reduce the amount of cash the we will have available to us to fund payments of principal and interest on the Notes when due and to comply with our other obligations under the Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.

The liens securing the Notes will provide holders of the Notes with a secured claim only to the extent of the value of the assets that have been granted as security for the Notes and we may be able to incur additional secured indebtedness.

Substantially all the assets owned by the Issuer and the Guarantors, and all proceeds therefrom, are subject to first-priority liens in favor of the collateral agent for the benefit of the trustee and the holders of the Notes pursuant to the security documents entered into, and the mortgages delivered, in connection with the Existing Notes. Under the indenture governing the Notes and the indentures governing our other outstanding debt instruments, we may incur additional secured debt, including debt that is secured by assets that are not pledged to the holders of Notes or secured on a parity basis or, as described below, on an effectively senior basis. Any such indebtedness may further limit the recovery of the value of such collateral to satisfy the claims of the holders of the Notes. For example, the indenture governing the Notes requires (except with respect to certain assets excluded from the collateral securing the Notes, including $25.0 million of cash and cash equivalents collateralizing letters of credit or similar instruments) that the holders of the Notes have a security interest in the L/C Collateral that collateralizes such letter of credit agreements and facilities and any future agreements, facilities or similar instruments, but that such liens will be on a basis that is junior to the lien granted to the applicable issuing bank. Accordingly, upon an enforcement event or insolvency proceeding, proceeds from such L/C Collateral will be applied first to satisfy such letter of credit obligations and then to satisfy the obligations on the Notes.

The fair market value of real property and other collateral securing the Notes is subject to fluctuations based on factors that include, among others, the condition of the homebuilding industry, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including, but not limited, to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations due under the Notes.

In addition, not all of our assets secure the Notes. With respect to those assets that are not part of the collateral securing the Notes but which secure other obligations, the Notes will be effectively junior to these obligations to the extent of the value of such assets. See “Description of Notes — Security.” For example, the collateral does not include:

•	pledges of stock of Guarantors to the extent they would result in the filing of separate financial statements of such Guarantor being required in SEC filings;

•	personal property where the cost of obtaining a security interest or perfection thereof exceeds its benefits;

•	real property subject to a lien securing indebtedness incurred for the purpose of financing the acquisition thereof;

•	real property located outside of the United States;

•	unentitled land;

•	real property which is leased or held for the purpose of leasing to unaffiliated third parties;

•	equity interests in subsidiaries other than restricted subsidiaries, subject to future grants under certain circumstances as required under the indenture;

•	any real property in a community under development with a dollar amount of investment as of the most recent month-end (determined in accordance with GAAP) of less than $2.0 million or with less than 10 lots remaining;

•	up to $50.0 million of assets received in certain asset dispositions or asset swaps or exchanges made in accordance with the indenture;

•	assets with respect to which any applicable law or contract prohibits the creation or perfection of security interests therein; and

•	up to $25.0 million of L/C Collateral, provided that we will use commercially reasonable efforts to obtain the necessary consent of the banks issuing the letters of credit in order to have such L/C Collateral secure the Notes.

In addition, the Issuer and the Guarantors are not required to provide control agreements with respect to certain deposit, checking or securities accounts with average balances below a certain dollar amount.

To the extent that the claims of the holders of the Notes exceed the value of the assets securing those Notes, those claims will rank equally with the claims of the holders of our outstanding secured and unsecured senior notes and any other unsubordinated indebtedness. As a result, if the value of the assets pledged as security for the Notes is less than the value of the claims of the holders of the Notes, those claims may not be satisfied in full.

Absent the occurrence and continuance of an event of default under the indenture governing the Notes, we have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes and the guarantees thereof.

Absent the occurrence and continuance of any event of default under the indenture governing the Notes, the indenture and the security documents relating to the collateral allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Notes and the guarantees.

Your rights to the collateral securing the Notes and the guarantees thereof may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified. The indenture governing the Notes and the security documents provide that at any time the Issuer or the Guarantors of the Notes acquires property that is required to be pledged as collateral that is not automatically subject to a perfected security interest under the security documents or a subsidiary becomes a Guarantor, then the Issuer or Guarantor will, as soon as practical after such property’s acquisition, provide security over such property (or, in the case of a new Guarantor, all of its assets that are required to be pledged as collateral) in favor of the collateral agent and cause the lien granted to be duly perfected. See “Description of Notes — Security — General.”

There can be no assurance that the trustee or the collateral agent for the Notes will monitor the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes and the guarantees against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

There are circumstances other than repayment, defeasance or discharge of the Notes under which the collateral securing the Notes and guarantees thereof will be released automatically, without your consent or the consent of the trustee or collateral agent.

Under various circumstances, collateral securing the Notes will be released automatically, including a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture and, with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee.

In addition, the guarantee of a Guarantor will be automatically released to the extent it is released in connection with a sale of such Guarantor in a transaction not prohibited by the indenture.

The indenture also permits, subject to the terms of the Indenture, us to designate one or more of our restricted subsidiaries that is a Guarantor of the Notes as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary for purposes of the indenture governing the Notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our other indebtedness and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants in our debt instruments, we could be in default under the terms of the agreements governing our other indebtedness. In the event of such default,

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; and/or

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to amend or modify the agreements governing our other indebtedness or seek concessions from the holders of such indebtedness.

In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the Notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent under the indenture for the Notes could foreclose upon or sell the collateral, or whether the holders of the Notes will be fully compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest and “adequate protection” under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest or “adequate protection” under the bankruptcy code. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by a bankruptcy court as a reduction of the principal amount of the secured claims with respect to the Notes. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the collateral equals or exceeds the principal amount of the Notes.

Security over certain collateral may not be in place on the issue date of the New Notes and we will have a limited obligation to record mortgage modifications in connection with such collateral. In addition, the priority of the security interests of the existing mortgages in so far as they secure the New Notes will not, in almost all cases, relate back to the date of the original recording of such mortgages.

Certain security may not be in place on the issue date of the New Notes or will not be perfected on such date. In particular, we believe that in most jurisdictions the New Notes constitute secured obligations under the mortgages delivered in connection with the Existing Notes. We do not intend to record modifications to such mortgages in any jurisdiction unless local counsel in such jurisdiction advises that without recording a modification in the real property records, the New Notes will not be secured by the existing mortgage(s) recorded in such jurisdiction, in which case we will record such modifications no later than 120 days after the issue date of the New Notes. Local counsel in Florida, Georgia, Minnesota, New Jersey, North Carolina and Virginia have indicated, and others may indicate, that mortgage modifications will (or depending on mortgage tax analysis, may) be required. As a result, perfection of security interests under existing mortgages in such jurisdictions may not occur immediately or for some time. Consequently, if a default should occur prior to the perfection of such security interests, holders of the New Notes may not benefit from such security interests. Furthermore, the liens securing the Notes are not insured by title insurance and no title comprehensive lien searches will be performed to confirm that no liens not permitted to exist under the Indenture exist, including those that have arisen from and after October 20, 2009.

In addition, although we believe that in most jurisdictions the New Notes constitute secured obligations under the mortgages delivered in connection with the Existing Notes, the priority of the security interests of such mortgages in so far as they secure the New Notes will not, in almost all cases, relate back to the date of the original recording of such mortgages. Consequently, with respect to the assets encumbered by such mortgages, the New Notes may, in certain circumstances, be effectively subordinated to any of the Issuer’s or any Guarantor’s debt that is secured by security interests that are perfected prior to the issue date of the New Notes (or such later date that the security interests of the New Notes are perfected). In such circumstances, we would expect bankruptcy courts to treat the holders of the Existing Notes and the holders of the New Notes as a single class, and to subordinate a pro rata portion of the claim of all holders of Notes to claims secured by the intervening security interests to the extent of the value of the assets securing such claims.

Any future grant of collateral might be avoidable by a trustee in bankruptcy.

Any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of the Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period. A substantial portion of the collateral constitutes inventory of real estate. As the inventory is sold and new inventory is acquired, the granting of liens on the new inventory will trigger a new 90 day “preference” period. It is possible, particularly during a time when our inventory is turning over quickly, that liens on a substantial portion of the collateral at any time may have been granted during the preceding 90 day period.

Corporate benefit laws and other limitations on guarantees and security interests may adversely affect the validity and enforceability of the guarantees of the Notes and the security granted by the Guarantors.

The guarantees of the Notes by the Guarantors and security granted by such Guarantors provide the holders of the Notes with a direct claim against the assets of the Guarantors. Each of the guarantees and the amount recoverable under the security documents, however, will be limited to the maximum amount that can be guaranteed or secured by a particular Guarantor without rendering the guarantee or security interest, as it relates to that Guarantor, voidable or otherwise ineffective under applicable law. This limit may not be effective to protect the guarantees from being voided under fraudulent transfer laws or may eliminate any Guarantor’s Obligations or reduce such obligations to an amount that effectively makes the guarantee worthless. In addition, enforcement of any of these guarantees or security interest against any Guarantor will be subject to certain defenses available to Guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.

Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and to require you to return payments received from Guarantors.

Under U.S. federal bankruptcy law or comparable provisions of state fraudulent transfer laws, future creditors of any Guarantor could void the issuance of the related guarantees and the grant of security by the Guarantors or subordinate such obligations or liens to all other debts and liabilities of such Guarantor, if such creditors were successful in establishing that:

•	the guarantee or grant of security was incurred with fraudulent intent; or

•	the Guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee or grant of security and

•	was insolvent at the time of the guarantee or grant;

•	was rendered insolvent by reason of the guarantee or grant;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the courts. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	if the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

We cannot assure you as to what standard a court would apply in order to determine whether a Guarantor was “insolvent” as of the date its guarantee or grant of a security interest was issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that such Guarantors were insolvent on such date. Guarantees issued by Hovnanian’s subsidiaries could be subject to the claim that, since the guarantees and grant of security interest were incurred for the benefit of the Issuer and Hovnanian, and only indirectly for the benefit of the other Guarantors, the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

Federal, state, and local environmental laws may decrease the value of the collateral securing the Notes and may result in you being liable for environmental cleanup costs at our facilities.

The Notes and guarantees are secured by liens on real property that may be subject to both known and unknown environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the Notes and the guarantees or adversely affect the ability of the debtor to repay the Notes. See “— Risks Related to our Business — Homebuilders are subject to a number of federal, local, state and foreign laws and regulations concerning the development of land, the homebuilding, sales and customer financing processes and protection of the environment, which can cause us to incur delays and costs associated with compliance and which can prohibit or restrict our activity in some regions or areas” and “Business — Regulation and Environmental Matters” in our Annual Report on Form 10-K for the year ended October 31, 2010, which is incorporated by reference herein.

Moreover, under some federal and state environmental laws, a secured lender may in some situations become subject to its debtor’s environmental liabilities, including liabilities arising out of contamination at or from the debtor’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the management of the affected facility. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could become subject to such liabilities. Before taking some actions, the collateral agent for the Notes may request that you provide for its reimbursement for any of its costs, expenses and liabilities. Cleanup costs could become a liability of the collateral agent for the Notes, and, if you agree to provide for the collateral agent’s costs, expenses and liabilities, you could be required to help repay those costs. You may agree to indemnify the collateral agent for the Notes for its costs, expenses and liabilities before you or the collateral agent knows what those amounts ultimately will be. If you agree to this indemnification without sufficient limitations, you could be required to pay the collateral agent an amount that is greater than the amount you paid for the Notes. In addition, rather than acting through the collateral agent, you may in some circumstances act directly to pursue a remedy under the indenture. If you exercise that right, you could be considered to be a lender and be subject to the risks discussed above.

We may not have the funds necessary to finance any change of control offer required by the indenture.

If a change of control occurs as described under “Description of Notes — Certain covenants — Repurchase of Notes upon Change of Control,” the Issuer would be required to offer to purchase your Notes at 101% of their principal amount together with all accrued and unpaid interest, if any, to the date of purchase. If a purchase offer obligation were to arise under the indenture governing your Notes, a change of control would have also occurred under the indentures governing the Issuer’s other outstanding indebtedness. Furthermore, any of the Issuer’s future debt agreements may contain similar restrictions and provisions. If a purchase offer were required, the Issuer may not have sufficient funds to pay the purchase price for all indebtedness required to be repurchased. We do not currently have sufficient funds available to purchase all of such outstanding debt.

An active trading market may not develop for the Notes.

There is no active public trading market for the Notes. The Issuer has not and does not intend to apply for listing of the Notes on a security exchange. We cannot assure you that an active trading market will develop for the Notes. In addition, the liquidity of the trading market in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for your Notes, you may not be able to sell your Notes, or, even if you can sell your Notes, you may not be able to sell them at an acceptable price.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $10.9 million, after deducting underwriting discounts and estimated transaction expenses payable by us (but excluding any discount or premium on the New Notes). We intend to use the net proceeds from this offering together with cash on hand to fund the Redemptions and to pay related fees and expenses.

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2011 and on an as adjusted basis to give effect to (i) the February 2011 Transactions and (ii) this offering and the application of the estimated net proceeds from this offering together with cash on hand to fund the Redemptions and pay related fees and expenses.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A incorporated by reference herein and our financial statements and related notes incorporated by reference herein.

	As of January 31, 2011
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Homebuilding Cash and Cash Equivalents, Excluding Restricted Cash	$311,032	$433,407
Restricted Cash(1)	105,579	105,579
Total Homebuilding Cash and Cash Equivalents(2)	$416,611	$538,986

Debt(3):
Nonrecourse Land Mortgages	20,946	20,946
Nonrecourse Mortgages Secured by Operating Property	20,435	20,435
10 5/8% Senior Secured Notes due 2016
Existing Notes	772,801	772,801
New Notes offered hereby(4)	—	12,000
Total	772,801	784,801

11 1/2 Senior Secured Notes due 2013	476	—
18% Senior Secured Notes due 2017	11,702	—
8% Senior Notes due 2012	35,488	—
6 1/2% Senior Notes due 2014	54,373	54,373
6 3/8% Senior Notes due 2014	29,214	29,214
6 1/4% Senior Notes due 2015	52,720	52,720
11 7/8% Senior Notes due 2015	—	151,052
6 1/4% Senior Notes due 2016	171,680	171,680
7 1/2% Senior Notes due 2016	172,269	172,269
8 5/8% Senior Notes due 2017	195,918	195,918
8 7/8% Senior Subordinated Notes due 2012	66,639	—
7 3/4% Senior Subordinated Notes due 2013	53,531	—
12.072% Senior Subordinated Notes due 2014(5)	—	15,615

Total Debt(3)	$1,658,192	$1,669,023

Equity:
Preferred Stock, $.01 par value; 100,000 Shares authorized; 5,600 Shares of 7.625% Series A Preferred Stock issued at January 31, 2011 with a liquidation preference of $140,000	$135,299	$135,299
Common Stock, Class A, $.01 par value; 200,000,000 Shares authorized; 75,189,506 Shares issued at January 31, 2011, actual (including 11,694,720 shares held in treasury) and 88,702,006 Shares issued as adjusted (including 11,694,720 Shares held in treasury)(6)	752	887
Common Stock, Class B, $.01 par value (Convertible to Class A at time of sale); 30,000,000 Shares authorized; 15,255,969 Shares issued at January 31, 2011 (including 691,748 Shares held in treasury)	153	153
Paid in Capital — Common Stock(7)	464,579	587,614
Accumulated Deficit	(887,561)	(889,446)
Treasury Stock — at Cost	(115,257)	(115,257)

Total Hovnanian Enterprises, Inc. Stockholders’ Equity Deficit	(402,035)	(280,750)

Noncontrolling Interest in Consolidated Joint Ventures	736	736

Total Equity Deficit(6)	$(401,299)	$(280,014)

Total Capitalization	$1,256,893	$1,389,009

(1)	As of January 31, 2011, Restricted Cash includes $88.3 million of cash collateralizing our letter of credit agreements and facilities, $14.5 million of cash collateralizing our surety bonds and $2.8 million for customers’ deposits, which are restricted from our use.

(2)	As of January 31, 2011, cash of the Issuer and the Guarantors collateralizing our secured indebtedness was $273.3 million (which includes $88.3 million of restricted cash collateralizing certain letters of credit).

(3)	References to our consolidated debt in this prospectus supplement exclude debt under our secured master repurchase agreements, which are short-term borrowing facilities used by our mortgage banking subsidiary. As of January 31, 2011, the aggregate principal amount of all borrowings under such secured master repurchase agreements was $24.1 million.

(4)	Reflects aggregate principal amount of the New Notes and does not reflect any discount or premium on the New Notes or the underwriter’s discount.

(5)	As adjusted reflects the initial aggregate principal amount of the amortizing notes that are initially components of the Units offered in the February 2011 Units Offering and does not reflect amortization of principal to date.

(6)	As adjusted, (a) includes shares of our Class A common stock issued in the February 2011 Common Stock Offering and (b) excludes shares of our Class A common stock issuable, as well as shares that have been issued to date, upon settlement of the purchase contracts that are initially components of the Units offered in the February 2011 Units Offering.

(7)	We have accounted for the purchase contracts that are components of the Units offered in the February 2011 Units Offering as equity and recorded $68.3 million, the initial fair value of these contracts, as additional paid in capital as of January 31, 2011.

DESCRIPTION OF NOTES

In this section, references to the “Company” mean Hovnanian Enterprises, Inc., a Delaware corporation, and do not include K. Hovnanian Enterprises, Inc. or any of its subsidiaries, and references to the “Issuer,” “us,” “we” or “our” mean K. Hovnanian Enterprises, Inc., a California corporation.

The Notes will be issued under the indenture, dated as of October 20, 2009, among the Issuer, the Guarantors and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated the issue date of the New Notes (as supplemented, the “Indenture”). We will issue $12.0 million of 10 5/8% Senior Secured Notes due 2016 (the “New Notes”) under the Indenture. There are $785 million aggregate principal amount of 10 5/8% Senior Secured Notes due 2016 (the “Existing Notes”) already outstanding under the Indenture. As a result, the term “Issue Date” refers to October 20, 2009, the date of issue of the Existing Notes. As used in this “Description of Notes”, except as otherwise specified, the term “Notes” means the Existing Notes together with the New Notes. All such Notes will vote together and will be treated as a single class for all purposes of the Indenture. The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

This description of the Notes contains definitions of terms, including those defined under the caption “— Definitions of certain terms used in the Indenture.” Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture.

General

The New Notes will bear interest from April 15, 2011 at the rate of 10 5/8% per annum and the initial offering price of the New Notes will include accrued interest from April 15, 2011 to the date of issuance of the New Notes. Interest will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2011, to Holders of record at the close of business on April 1 or October 1, as the case may be, immediately preceding each such interest payment date. The Notes will mature on October 15, 2016, and will be issued in denominations of $2,000 and higher integral multiples of $1,000. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Subject to the covenants described below, including “Limitations on indebtedness” and “Limitations on liens,” the Issuer may issue Notes under the Indenture having the same terms in all respects as the Notes except that interest may accrue on the additional notes (“Additional Notes”) from their date of issuance. The New Notes offered hereby constitute Additional Notes under the Indenture. The Notes offered hereby and any Additional Notes would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes.

The Notes will be guaranteed by the Company and each of the Guarantors (together, the “Guarantors”) pursuant to the Guarantees (the “Guarantees”) described below.

Ranking

The Notes will be general secured obligations of the Issuer and rank senior in right of payment to all existing and future Indebtedness of the Issuer that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future Indebtedness of the Issuer that is not so subordinated, effectively senior to all unsecured Indebtedness to the extent of the value of the Collateral referred to below and effectively junior to any obligations of the Issuer that are secured by assets that are not part of the Collateral securing the Notes, to the extent of the value of the assets securing such obligations. Under specified circumstances, the Issuer may be released from its obligations under the Notes and the Indenture. See “— Condition for Release of the Issuer.” The Guarantees will be general secured obligations of the Guarantors and will rank senior in right of payment to all existing and future Indebtedness of the

Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and pari passu in right of payment with all existing and future Indebtedness of the Guarantors that is not so subordinated, effectively senior to all unsecured Indebtedness of the Guarantors to the extent of the value of the Collateral and effectively junior to any obligations of any Guarantor that are secured by assets that are not part of the Collateral securing the Guarantees, to the extent of the value of the assets securing such Obligations. In addition, the indenture permits the Issuer and the Guarantors to grant certain “Permitted Liens”, some of which, as a matter of law, may have priority claims over the Collateral.

At January 31, 2011, on a pro forma basis, after giving effect to (i) the February 2011 Transactions and (ii) the completion of this offering and the Redemptions, the Issuer and the Guarantors would have had approximately $797.0 million of secured indebtedness outstanding ($784.8 million, net of discount), all of which would be represented by the Notes; $828.8 million of senior unsecured notes ($827.2 million, net of discount) and $15.6 million senior subordinated notes.

In addition, as of January 31, 2011, we had a total of $86.3 million of letters of credit issued under our existing letter of credit agreements and facilities. We are required to cash collateralize such letters of credit, and the Indenture permits such grant of collateral as a Permitted Lien. The Indenture requires (except with respect to Excluded Property) that the Holders of the Notes have a security interest in the cash and cash equivalents that collateralize such letters of credit on a basis that is junior to the lien granted to the applicable issuing bank. Accordingly, upon an enforcement event or insolvency proceeding, proceeds from such cash collateral will be applied first to satisfy such letter of credit obligations and then to satisfy obligations on the Notes.

Security

General

The Notes will be secured by first-priority Liens (the “First-Priority Liens”) granted by the Issuer, the existing Guarantors and any future Guarantor on all of the assets of the Issuer and the Guarantors (whether now owned or hereafter arising or acquired) other than Excluded Property (referred to below) and subject to Permitted Liens and encumbrances described in the Indenture and the Security Documents (collectively the “Collateral”). The New Notes and any subsequent issue of Additional Notes will be secured, equally and ratably, with the Existing Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest in the Collateral for the then outstanding Notes. Certain security will not be in place on the issue date of the New Notes or will not be perfected on the issue date of the New Notes. In particular, we will only record modifications to existing mortgages within 120 days after the issue date of the New Notes in jurisdictions in which local counsel in such jurisdictions advises that without recording a modification in the real property records, the New Notes will not be secured by the existing mortgage(s) recorded in such jurisdiction. Local counsel in Florida, Georgia, Minnesota, New Jersey, North Carolina and Virginia have indicated, and others may indicate, that mortgage modifications will (or depending on mortgage tax analysis, may) be required.

The Collateral does not include (collectively, the “Excluded Property”) (a) any pledges of stock of a Guarantor or of K. Hovnanian JV Holdings, L.L.C., our wholly owned holding company subsidiary that owns our equity interests in substantially all of our joint ventures, to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC of separate financial statements of such Guarantor or of K. Hovnanian JV Holdings, L.L.C. that are not otherwise required to be filed, but only to the extent necessary to not be subject to such requirement, (b) up to $50.0 million of assets received in connection with Asset Dispositions and asset swaps or exchanges as permitted by paragraph (3) of the definition of “Permitted Investments,” (c) personal property where the cost of obtaining a security interest or perfection thereof exceeds its benefits (as reasonably determined by the Company’s Board of Directors in a board resolution delivered to the Collateral Agent), (d) real property subject to a Lien securing Indebtedness incurred for the purpose of financing the acquisition thereof, (e) real property located outside the United States, (f) unentitled land, (g) real property that is leased or held for the purpose of leasing to unaffiliated third parties, (h) equity interests in Unrestricted Subsidiaries, except for K. Hovnanian JV Holdings, L.L.C., and subject to future grants under certain circumstances as required under the Indenture, (i) any real property in a community under development with a dollar amount of investment as of the most recent month-end (as determined in accordance with GAAP) of less than $2.0 million or with less than 10 lots remaining, (j) assets, with respect to which any applicable law or contract prohibits the creation or perfection of security interests therein and (k) up to $25.0 million of cash or Cash Equivalents that are pledged to secure obligations in respect of letters of credit if, after the use of commercially reasonable efforts by the Company to obtain a Lien on such cash or Cash Equivalents for the benefit of the Holders of the Notes, the entities issuing such letters of credit do not consent to the granting of such Liens. Upon release of such cash or Cash Equivalents from the liens securing such letters of credit, such cash and Cash Equivalents will become subject to a Lien in favor of the Holders of Notes, pending usage as permitted by the Indenture. In addition, under the terms of the Security Documents, the Issuer and the Guarantors will not be required to provide control agreements for the benefit of the First-Priority Liens with respect to certain deposit, checking or securities accounts with average balances below a certain dollar amount. The Issuer and the Guarantors are also not required to provide title insurance policies in respect of real property Collateral.

If property (other than Excluded Property) is acquired by the Issuer or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents or a Restricted Subsidiary becomes a Guarantor, then the Issuer or Guarantor will, as soon as practical after such property’s acquisition or it no longer being Excluded Property (subject to the post-closing time period described above), provide security over such property (or, in the case of a new Guarantor, all of its assets except Excluded Property) in favor of the Collateral Agent, cause the Liens to be duly perfected and deliver certain certificates and opinions in respect thereof as required by the Indenture or the Security Documents.

In addition, the Indenture permits the Issuer and the Guarantors to create additional Liens under specified circumstances, including certain additional Liens on the Collateral that may rank equally with the Liens securing the Notes or, in certain circumstances, senior to such Liens. See “Ranking” and the definition of “Permitted Liens.”

The Collateral is pledged to (1) Wilmington Trust Company as collateral agent (together with any successor, the “Collateral Agent”), on a first-priority basis, for the benefit of the Trustee and the Holders of the Notes and (2) Wilmington Trust Company, as collateral agent, on a junior-priority basis, for the benefit of the holders of the Second Lien Notes, Wilmington Trust Company, as collateral agent, on a junior-priority basis, for the benefit of the holders of the Third Lien Notes (collectively, the “Outstanding Junior Secured Notes”) , until the Outstanding Junior Secured Notes are redeemed in the Redemptions, and to a collateral agent (together with Wilmington Trust Company and any successors, the “Junior Collateral Agents”) for any future Indebtedness secured by a junior lien on the Collateral as permitted by the Indenture and the Intercreditor Agreements (together with the Outstanding Junior Secured Notes, the “Junior Notes”) and obligations in respect of the Junior Notes (collectively, the “Junior Priority Lien Obligations”). The Junior Priority Lien Obligations constitute claims separate and apart from (and of different classes from) the First-Priority Lien Obligations and the Liens on the Collateral securing such obligations (the “Junior Priority Liens”) are junior to the First-Priority Liens. In certain states, mortgages are (and will be) granted solely to a single collateral agent, which holds (and will hold) such mortgages for the benefit of the holders of the First-Priority Liens and the Junior Priority Liens.

Control Over Collateral and Enforcement of Liens

The Security Documents provide that, while any First-Priority Lien Obligations are outstanding, the holders of the First-Priority Liens will control at all times all remedies and other actions related to the Collateral and the Junior-Priority Liens will not entitle the Junior Collateral Agents, the trustees or representatives of any Junior Notes (the “Junior Trustees”) or the holders of any Junior Notes to take any action whatsoever (other than limited actions to preserve and protect the Junior-Priority Liens that do not impair the First-Priority Liens) with respect to the Collateral. As a result, while any First-Priority Lien Obligations are outstanding, none of the Junior Collateral Agents, the Junior Trustees or the holders of the Junior Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First-Priority Liens or challenge any decisions in respect thereof by the holders of the First-Priority Liens.

Proceeds realized by the Collateral Agent or the Junior Collateral Agent from the Collateral or in an insolvency proceeding will be applied:

•	first, to amounts owing to the Collateral Agent and the Trustee in their capacities as such in accordance with the terms of the Security Documents;

•	second, to amounts owing to the holders of the First-Priority Lien Obligations in accordance with the terms of the First-Priority Lien Obligations until they are paid in full;

•	third, to amounts owing to the Junior Collateral Agent and the Junior Trustee in their capacity as such in accordance with the terms of the applicable debt instruments;

•	fourth, ratably to amounts owing to the Holders of the Junior Notes in accordance with the terms of the applicable debt instruments; and

•	fifth, to the Issuers and the Guarantors and/or other persons entitled thereto.

The Collateral has not been appraised in connection with this offering. At January 31, 2011, the aggregate book value of the real property that constituted part of the Collateral was approximately $757.5 million, which does not include the impact of inventory investments, home deliveries, or impairments thereafter and which may differ from the appraised value. In addition, cash collateral that constituted part of the Collateral was $273.3 million as of January 31, 2011, which includes $88.3 million of restricted cash also collateralizing certain letters of credit. Subsequent to such date, cash uses include general business operations and real estate and other investments. The incremental value of the stock of Guarantors that constitutes a part of the Collateral securing the Notes is not meaningful because the underlying assets of such Guarantors have been separately pledged as Collateral. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the homebuilding industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes.

If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Issuer or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the Notes to realize or foreclose on Collateral.

Release of Liens

The Security Documents and the Indenture provide that the First-Priority Liens securing the Guarantee of any Guarantor will be automatically released when such Guarantor’s Guarantee is released in accordance with the terms of the Indenture. In addition, the First-Priority Liens securing the Notes will be released

(a) upon discharge of the Indenture or defeasance of the Notes as set forth below under “— Discharge and defeasance of Indenture,”

(b) upon payment in full of principal, interest and all other Obligations on the Notes issued under the Indenture,

(c) with the consent of the requisite Holders of the Notes in accordance with the provisions under “— Amendment, supplement and waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes and

(d) in connection with any disposition of Collateral to any Person other than the Company, the Issuer or any of the Restricted Subsidiaries (but excluding any transaction subject to “Certain covenants — Limitations on mergers, consolidations and sales of assets” where the recipient is required to become the obligor on the Notes or a Guarantee) that is permitted by the Indenture (with respect to the Lien on such Collateral).

The indentures governing the Outstanding Junior Notes, the security documents related thereto and the Intercreditor Agreements referred to below generally provide that the Junior-Priority Liens will be released upon a release of the First-Priority Liens on all or a part of the Collateral, other than a release contemplated by clause (b) above (except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the Collateral, in which case the Junior-Priority Liens will be released).

To the extent applicable, the Issuer will comply with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders or the Trustee, the provisions of Section 314(d) may be inapplicable to the release.

Intercreditor Agreement

The Issuer and the Guarantors have entered into Intercreditor Agreements governing the relationship among the Notes and any other First-Priority Lien Obligations and the Outstanding Junior Secured Notes. In addition to the provisions described above with respect to control of remedies and release of Collateral, the Intercreditor Agreements impose certain other customary restrictions and agreements, including the restrictions and agreements described below.

•	Pursuant to the Intercreditor Agreements, the Junior Trustees, the Junior Collateral Agents and the holders of the Junior Notes agree that the Collateral Agent and the Holders have no fiduciary duties to them in respect of the maintenance or preservation of the Collateral (other than, in the case of the Collateral Agent, a duty to hold certain possessory collateral as bailee of the Junior Trustees and the Holders of the Junior Notes for purposes of perfecting the Junior Priority Liens thereon). In addition, the Junior Trustees and the holders of the Junior Notes waive, to the fullest extent permitted by law, any claim against the Collateral Agent, the Trustee and the Holders in connection with any actions they may take under the Indenture or with respect to the Collateral. They further waive, to the fullest extent permitted by law, any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them.

•	Pursuant to the Intercreditor Agreements, the Junior Collateral Agents and the Junior Trustees, for themselves and on behalf of the holders of the Junior Notes, irrevocably constitute and appoint the Collateral Agent and any officer or agent of the Collateral Agent, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Junior

Collateral Agents, Junior Trustees or holders of the Junior Notes or in the Collateral Agent’s own name, from time to time in the Collateral Agent’s discretion, for the purpose of carrying out the terms of certain sections of the Intercreditor Agreements (including those relating to the release of the Junior Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such sections of the Intercreditor Agreements, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

•	So long as the First-Priority Lien Obligations are outstanding, the Issuer and the Guarantors will agree that if any of the Junior Collateral Agents and/or the Junior Trustees holds any Lien on any assets of the Issuer or any Guarantor securing any Junior Priority Lien Obligations that are not also subject to First-Priority Liens, the applicable Junior Trustee, at the request of the Collateral Agent or the Issuer, will assign such Lien to the Collateral Agent as security for the First-Priority Lien Obligations (in which case the Junior Collateral Agents will retain a Junior Priority Lien on such assets subject to the terms of the Intercreditor Agreements).

•	The Junior Trustees and the holders of Junior Notes agree that (i) in certain circumstances the holders of the First-Priority Lien Obligations are required by the terms thereof to be repaid with proceeds of dispositions prior to repayment of the Junior Priority Lien Obligations and (ii) they will not accept payments from such dispositions until applied to repay the First-Priority Lien Obligations as so required. The Junior Trustees and the holders of the Junior Notes generally agree that if they receive payments from the Collateral in contravention of the Intercreditor Agreements, they will turn such payments over to First-Priority Lien Obligation holders as required by the Intercreditor Agreements.

•	Pursuant to the Intercreditor Agreements, the Trustee and the Collateral Agent, for itself and on behalf of the Holders of the Notes, will agree to amend the Intercreditor Agreements (or to enter into a new intercreditor agreement in form and substance substantially similar to the Intercreditor Agreements) to provide for the inclusion of additional Junior Priority Lien Obligations (to the extent permitted by the Indenture).

In addition, if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding, the Junior Trustees and the holders of the Junior Notes agree that:

•	they will consent to the Issuer’s use of cash collateral if the First-Priority Lien Obligation holders consent to such usage and the Junior Priority Lien Obligation holders receive adequate protection as set out below;

•	they shall not seek or require the Issuer to provide any adequate protection, or accept any such adequate protection, for Junior Priority Lien Obligations except replacement or additional Liens that are fully junior and subordinate to the Liens securing the First-Priority Lien Obligations, and except for the foregoing, will not seek or accept any payments pursuant to Section 362(d)(3)(B) of Title 11 of the United States Code;

•	if the First-Priority Lien Obligation holders consent to a debtor-in-possession (“DIP”) financing that provides for priming of the First-Priority Lien Obligations, the Junior Trustees and the holders of the Junior Priority Lien Obligations will be deemed to have consented to priming of their Liens and will not object to any DIP financing approved from time to time by holders of the First-Priority Lien Obligations or any adequate protection provided to the First-Priority Lien Obligation holders, except that if the Holders and the Collateral Agent are granted adequate protection in the form of additional collateral, the Junior Trustees may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is fully junior and subordinate to the Lien granted to the Holders and the Collateral Agent and the DIP financing providers;

•	without the consent of the Collateral Agent acting at the direction of the holders of a majority in principal amount of the Notes and holders of the other First-Priority Lien Obligations, they will not seek relief from the automatic stay so long as any Notes are outstanding or any amounts are outstanding under any other First-Priority Lien Obligations;

•	they will not oppose any sale or other disposition of the Collateral consented to by the First-Priority Lien Obligation holders; and

•	they will not vote in favor of any plan of reorganization unless (1) such plan provides for the payment in full in cash on the effective date of such plan of reorganization of all claims of the Collateral Agent and the Holders, (2) such plan provides for treatment of such claims of the Collateral Agent and the holders of the First-Priority Lien Obligations in a manner that would result in such claims having relative Lien (or, if the obligations, property or assets to be distributed in respect of such clauses under such plan are unsecured, other) priority over the claims of the Junior Trustees and the Holders of the Junior Notes to at least the same extent as the First-Priority Liens have priority over the Junior Priority Liens, whether or not such obligations, property or assets are, in fact secured by any Liens, or (3) such plan is approved by the Collateral Agent and the required holders of the First-Priority Lien Obligations.

The Issuer intends to use the net proceeds from this offering together with cash on hand to fund the redemption of the Outstanding Junior Secured Notes in the Redemptions, as described above under “Summary — Recent Developments and Related Transactions — Redemption of the Junior Lien Notes.” Accordingly, upon the consummation of the Redemptions, the Issuer will not have any Junior Priority Lien Obligations outstanding. The Issuer may incur Junior Priority Lien Obligations in the future, which will be subject to the Intercreditor Agreements.

No Impairment of the Security Interests

Neither the Issuer nor any of the Guarantors are permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes.

The Indenture provides that any release of Collateral in accordance with the provisions of the Indenture and the Security Documents will not be deemed to impair the security under the Indenture, and that any engineer, appraiser or other expert may rely on such provision in delivering a certificate requesting release so long as all other provisions of the Indenture with respect to such release have been complied with.

The Guarantees

The Company and each of the Guarantors will (so long, in the case of a Restricted Subsidiary, as it remains a Restricted Subsidiary) unconditionally guarantee on a joint and several basis all of our obligations under the Notes and the Indenture, including our obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor other than the Company are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor other than the Company that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Except as provided in “— Certain covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

The Indenture requires that each existing and future Restricted Subsidiary of the Company (other than the Issuer (for so long as it remains the Issuer) and K. Hovnanian Poland, sp.z.o.o.) be a Guarantor. The Company is permitted to cause any Unrestricted Subsidiary to be a Guarantor.

The Indenture provides that if all or substantially all of the assets of any Guarantor other than the Company or all of the Capital Stock of any Guarantor other than the Company is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects otherwise, if any Guarantor other than the Company is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Trustee or any Holder.

A sale of assets or Capital Stock of a Guarantor may constitute an Asset Disposition subject to the “Limitations on dispositions of assets” covenant.

Redemption

Except as set forth in the next two paragraphs, the Notes are not redeemable at the option of the Issuer.

At any time and from time to time on or after October 15, 2012, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

Period Commencing	Percentage

October 15, 2012	107.969%
October 15, 2013	105.313%
October 15, 2014	102.656%
October 15, 2015 and thereafter	100.000%

At any time and from time to time prior to October 15, 2012, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering of the Company at a redemption price equal to 110.625% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including Additional Notes) provided that:

(1) in each case the redemption takes place not later than 60 days after the closing of the related Equity Offering, and

(2) not less than 65% of the original aggregate principal amount of the Notes (including Additional Notes) remains outstanding immediately thereafter.

There is no sinking fund for, or mandatory redemption of, the Notes.

Selection and notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem appropriate and fair.

No Notes of $2,000 in original principal amount or less shall be redeemed in part. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until discharge of the Indenture or the Notes are defeased pursuant to provisions described under “Discharge and defeasance of Indenture.”

Repurchase of Notes upon Change of Control.

In the event that there shall occur a Change of Control, each Holder of Notes shall have the right, at such Holder’s option, to require the Issuer to purchase all or any part of such Holder’s Notes on a date (the “Repurchase Date”) that is no later than 90 days after notice of the Change of Control, at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Repurchase Date.

On or before the thirtieth day after any Change of Control, the Issuer is obligated to mail or cause to be mailed, to all Holders of record of Notes and the Trustree, a notice regarding the Change of Control and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the price for the Notes and the procedure which the Holder must follow to exercise such right. Substantially simultaneously with mailing of the notice, the Issuer shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise such right, the Holder of such Note must deliver, at least ten days prior to the Repurchase Date, written notice to the Issuer (or an agent designated by the Issuer for such purpose) of the Holder’s exercise of such right, together with the Note with respect to which the right is being exercised, duly endorsed for transfer; provided, however, that if mandated by applicable law, a Holder may be permitted to deliver such written notice nearer to the Repurchase Date than may be specified by the Issuer.

The Issuer will comply with applicable law, including Section 14(e) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14e-1 thereunder, if applicable, if the Issuer is required to give a notice of a right of repurchase as a result of a Change of Control.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “— Certain covenants — Limitations on mergers, consolidations and sales of assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to repurchase Notes.

None of the provisions relating to a repurchase upon a Change of Control is waivable by the Board of Directors of the Issuer or the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control, but would increase the amount of Indebtedness outstanding at such time.

The Indenture requires the payment of money for Notes or portions thereof validly tendered to, and accepted for payment by, the Issuer pursuant to a Change of Control offer. In the event that a Change of Control has occurred under the Indenture, a change of control will also have occurred under the indentures governing the Outstanding Junior Secured Notes and the Issuer’s other outstanding notes. If a Change of Control were to occur, there can be no assurance that the Issuer would have sufficient funds to pay the purchase price for all the Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay or that the Company or the other Guarantors would be able to make such payments. In the event that the Issuer were required to purchase outstanding Notes pursuant to a Change of Control offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to enable the Issuer to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Issuer to purchase the Notes when required upon a Change of Control will result in an Event of Default with respect to the Notes.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Issuer upon the occurrence of a Change of Control.

Limitations on indebtedness.

The Indenture provides that the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to create, incur, assume, become liable for or guarantee the payment of (collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) unless, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

Notwithstanding the foregoing, the provisions of the Indenture will not prevent the incurrence of:

(1) Permitted Indebtedness,

(2) Refinancing Indebtedness,

(3) Non-Recourse Indebtedness,

(4) any Guarantee of Indebtedness represented by the Notes,

(5) any guarantee of Indebtedness incurred under Credit Facilities in compliance with the Indenture, and

(6) any guarantee by the Issuer, the Company or any Guarantor of Indebtedness that is permitted to be incurred in compliance with the Indenture; provided that in the event such Indebtedness that is being guaranteed is subordinated to the Notes or a Guarantee, as the case may be, then the related guarantee shall be subordinated in right of payment to the Notes or such Guarantee, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion,

(1) may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable,

(2) may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and

(3) may elect to comply with such paragraphs (or definitions), as applicable, in any order.

The Company and the Issuer will not, and will not cause or permit any Guarantor to, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.

Limitations on restricted payments.

The Indenture provides that the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the “Limitations on indebtedness” covenant; and

(3) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made on or after the Issue Date does not exceed the sum of:

(a) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including the Issue Date and ending on the last day of the Company’s fiscal quarter immediately preceding the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds of and the Fair Market Value of Property received by the Company from (1) any capital contribution to the Company after the Issue Date or any issue or sale after the Issue Date of Qualified Stock (other than (i) to any Subsidiary of the Company or (ii) any Excluded Contribution) and (2) the issue or sale after the Issue Date of any Indebtedness or other securities of the Company convertible into or exercisable for Qualified Stock of the Company that have been so converted or exercised, as the case may be, plus

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (or if the Investment was made prior to the Issue Date, that would have constituted a Restricted Payment if made after the Issue Date, if such disposition or repayment results in cash received by the Company, the Issuer or any Restricted Subsidiary), an amount (to the extent not included in the calculation of Consolidated Net Income referred to in (a)) equal to the lesser of (x) the return of capital with respect to such Investment (including by dividend, distribution or sale of Capital Stock) and (y) the amount of such Investment that was treated (or would have been treated when made) as a Restricted Payment, in either case, less the cost of the disposition or repayment of such Investment (to the extent not included in the calculation of Consolidated Net Income referred to in (a)), plus

(d) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after the Issue Date, in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, and only to the extent not included in the calculation of Consolidated Net Income referred to in (a)), an amount equal to the lesser of (x) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the Designation Amount at the time of such Subsidiary’s designation as an Unrestricted Subsidiary

The foregoing clauses (2) and (3) will not prohibit:

(A) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of the Indenture;

(B) the purchase, repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Issuer, the Company or any Restricted Subsidiary or shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or constituting an Excluded Contribution) of, shares of Qualified Stock;

(C) (i) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer, the Company or any Restricted Subsidiary in exchange for, or out of proceeds of, Refinancing Indebtedness;

(ii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer, the Company or any Restricted Subsidiary or the making of Restricted Investments in joint ventures:

(a) in an aggregate amount not to exceed $50.0 million since the Issue Date (after giving effect to all subsequent reductions in the amount of any Restricted Investment in a joint venture made pursuant to this clause (a) as a result of the repayment or disposition thereof for cash, not to exceed the amount of such Restricted Investment previously made pursuant to this clause (a)); or

(b) in an aggregate amount made under this clause (ii)(b) not to exceed Excluded Contributions (after giving effect to all subsequent reductions in the amount of any Restricted Investment in a joint venture made pursuant to this clause (b) as a result of the repayment or disposition thereof for cash, not to exceed the amount of such Restricted Investment previously made pursuant to this clause (b)); and

(iii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer, the Company or any Restricted Subsidiary or the making of Restricted Investments in joint ventures (after giving effect to all subsequent reductions in the amount of any Restricted Investment in a joint venture made pursuant to this clause (iii) as a result of the repayment or disposition thereof for cash, not to exceed the amount of such Restricted Investment previously made pursuant to this clause (iii)), in an aggregate amount since the Issue Date not to exceed $150.0 million less the aggregate amount of Restricted Payments previously made under clause (C)(ii)(a) above; provided that, on a pro forma basis after giving effect to any such Restricted Payment, the aggregate fair market value of the Collateral (as determined in good faith by the Company’s chief financial officer) is equal to at least 200% of the aggregate principal amount of Collateralized Debt (such ratio as calculated, the “Collateral Ratio”) as of such date (or, in the case of a Restricted Investment in a joint venture, on the date the Company determines to make such Investment, so long as the Investment is completed within 120 days of such determination date), such fair market value to be determined, with respect to real property Collateral, by reference to (i) the most recent Qualified Collateral Appraisal, as adjusted by the chief financial officer in good faith to reflect changes since the date of such appraisal or (ii) following receipt of a Qualified Collateral Appraisal establishing a Collateral Ratio of at least 300%, book value pursuant to GAAP;

(D) the payment of dividends on Preferred Stock and Disqualified Stock up to an aggregate amount of $10 million in any fiscal year; provided that immediately after giving effect to any declaration of such dividend, the Company could incur at least $1.00 of Indebtedness pursuant to the first paragraph under the “Limitations on indebtedness” covenant;

(E) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $10 million in the aggregate since the Issue Date; and

(F) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer, the Company or any Restricted Subsidiary from time to time with the proceeds of the offering of the Existing Notes as described in the Issuer’s Confidential Offering Circular dated October 5, 2009 under “Use of Proceeds;”

provided, however, that each Restricted Payment described in clauses (A) and (B) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the immediately preceding paragraph.

For purposes of determining the aggregate and permitted amounts of Restricted Payments made, the amount of any guarantee of any Investment in any Person that was initially treated as a Restricted Payment and which was subsequently terminated or expired, net of any amounts paid by the Company or any Restricted Subsidiary in respect of such guarantee, shall be deducted.

In determining the “Fair Market Value of Property” for purposes of clause (3) of the first paragraph of this covenant, Property other than cash, Cash Equivalents and Marketable Securities shall be deemed to be equal in value to the “equity value” of the Capital Stock or other securities issued in exchange therefor. The equity value of such Capital Stock or other securities shall be equal to (i) the number of shares of Common Equity issued in the transaction (or issuable upon conversion or exercise of the Capital Stock or other securities issued in the transaction) multiplied by the closing sale price of the Common Equity on its principal market on the date of the transaction (less, in the case of Capital Stock or other securities which require the payment of consideration at the time of conversion or exercise, the aggregate consideration payable thereupon) or (ii) if the Common Equity is not then traded on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market, or if the Capital Stock or other securities issued in the transaction do not consist of Common Equity (or Capital Stock or other securities convertible into or exercisable for Common Equity), the value (if more than $10 million) of such Capital Stock or other securities as determined by a nationally recognized investment banking firm retained by the Board of Directors of the Company.

Solely for the purpose of making Restricted Payments under clause (C)(iii) above, the Indenture provides that the Company shall seek appraisals of any real property Collateral from an independent appraiser at least once every eighteen months with respect to any one item of real property Collateral. Such appraisal is referred to as a “Qualified Collateral Appraisal”.

The Indenture provides that any restricted payments (without giving effect to the change in the definition of restricted payments pursuant to the Third Supplemental Indenture, dated as of October 6, 2009, among the Issuer, the Company, the other guarantors party thereto and Wilmington Trust Company (as successor to Deutsche Bank National Trust Company), as trustee) that were made on or after May 27, 2008 and prior to the Issue Date under the provisions of the Indenture dated as of May 27, 2008, among the Issuer, the Company, the other guarantors party thereto and Wilmington Trust Company (as successor to Deutsche Bank National Trust Company), as trustee, that are substantially identical to paragraph (C)(ii)(b) above shall be treated as Restricted Payments made under paragraph (C)(ii)(b) above under the Indenture governing the Notes (and subsequent reductions in any Restricted Investments made with such restricted payments shall be given effect as well).

Limitations on transactions with affiliates.

The Indenture provides that the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any property or assets to or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any Affiliate of any of the Company’s Subsidiaries or any holder of 10% or more of the Common Equity of the Company (including any Affiliates of such holders), in a single transaction or series of related transactions (each, an “Affiliate Transaction”), except for any Affiliate Transaction the terms of which are at least as favorable as the terms which could be obtained by the Company, the Issuer or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis with Persons who are not such a holder, an Affiliate of such a holder or an Affiliate of the Company or any of the Company’s Subsidiaries.

In addition, the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary to, enter into an Affiliate Transaction unless:

(1) with respect to any such Affiliate Transaction involving or having a value of more than $1 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) either obtained the approval of a majority of the Company’s disinterested directors or obtained an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company, the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view, and

(2) with respect to any such Affiliate Transaction involving or having a value of more than $10 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) delivered to the Trustee an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company, the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view.

The Indenture will also provide that notwithstanding the foregoing, an Affiliate Transaction will not include:

(1) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries generally (in their capacities as such) that has been approved by the Board of Directors of the Company,

(2) Capital Stock issuances to directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company,

(3) any Restricted Payment otherwise permitted under the “Limitations on restricted payments” covenant,

(4) any transaction between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries (provided, however, no such transaction shall involve any other Affiliate of the Company (other than an Unrestricted Subsidiary to the extent the applicable amount constitutes a Restricted Payment permitted by the Indenture)),

(5) any transaction between one or more Restricted Subsidiaries and one or more Unrestricted Subsidiaries where all of the payments to, or other benefits conferred upon, such Unrestricted Subsidiaries are substantially contemporaneously dividended, or otherwise distributed or transferred without charge, to the Company or a Restricted Subsidiary,

(6) issuances, sales or other transfers or dispositions of mortgages and collateralized mortgage obligations in the ordinary course of business between Restricted Subsidiaries and Unrestricted Subsidiaries of the Company, and

(7) the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, the Issuer or any Restricted Subsidiary.

Limitations on dispositions of assets.

The Indenture provides that the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary to, make any Asset Disposition unless:

(a) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value thereof, and

(b) not less than 70% of the consideration received by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash, Cash Equivalents and Marketable Securities (which must be pledged as Collateral if the assets disposed of constituted Collateral).

The amount of (i) any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Disposition and (ii) the fair market value (as determined in good faith by the Board of Directors of the Company) of any property or assets (including Capital Stock of any Person that will be a Restricted Subsidiary following receipt thereof) received that are used or useful in a Real Estate Business (provided that (except as permitted by clause (3) under “Permitted Investments”) to the extent that the assets disposed of in such Asset Disposition were Collateral, such property or assets are pledged as Collateral under the Security Documents substantially simultaneously with such sale, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of), shall be deemed to be consideration required by clause (b) above for purposes of determining the percentage of such consideration received by the Company or the Restricted Subsidiaries.

The Net Cash Proceeds of an Asset Disposition shall, within one year, at the Company’s election, (a) be used by the Company or a Restricted Subsidiary to invest in assets (including Capital Stock of any Person that is or will be a Restricted Subsidiary following investment therein) used or useful in the business of the construction and sale of homes conducted by the Company and the Restricted Subsidiaries (provided that (except as permitted by clause (3) under the definition of “Permitted Investments”) to the extent that the assets disposed of in such Asset Disposition were Collateral, such assets are pledged as Collateral under the Security Documents with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of), (b) be used to permanently prepay or permanently repay any (1) Indebtedness which had been secured by the assets sold in the relevant Asset Disposition, to the extent the assets sold were not Collateral or (2) Indebtedness of a Restricted Subsidiary that is not a Guarantor, to the extent the assets sold were not Collateral, or (c) be applied to make an Offer to Purchase Notes and, if the Company or a Restricted Subsidiary elects or is required to do so, to repay, purchase or redeem any other First-Priority Lien Obligations (or cash collateralize letters of credit that constitute First-Priority Lien Obligations incurred in connection with a Credit Facility) and, if the Company or a Restricted Subsidiary elects or is required to do so and the assets disposed of were not Collateral, repay, purchase or redeem any unsubordinated Indebtedness (on a pro rata basis if the amount available for such repayment, purchase, redemption or cash collateralization is less than the aggregate amount of (i) the principal amount of the Notes tendered in such Offer to Purchase, (ii) the lesser of the principal amount, or accreted value, of such other First-Priority Lien Obligations tendered or to be repaid, redeemed, repurchased or cash collateralized and (iii) the lesser of the principal amount, or accreted value, of such unsubordinated Indebtedness tendered or to be repaid, repurchased or redeemed, plus, in each case, accrued interest to the date of repayment, purchase or redemption) at 100% of the principal amount or accreted value thereof, as the case may be, plus accrued and unpaid interest, if any, to the date of repurchase, repayment or redemption. Pending any such application under this paragraph, Net Cash Proceeds may be used to temporarily reduce Indebtedness or otherwise be invested in any manner not prohibited by the Indenture.

Notwithstanding the foregoing, (A) the Company is not required to apply such Net Cash Proceeds in accordance with clauses (b) or (c) of the preceding paragraph except to the extent that such Net Cash Proceeds, together with the aggregate Net Cash Proceeds of prior Asset Dispositions (other than those so used) which have not been applied in accordance with this provision and as to which no prior prepayments or repayments shall have been made and no Offer to Purchase shall have been made, exceed $25 million and (B) in connection with an Asset Disposition, the Company and the Restricted Subsidiaries will not be required to comply with the requirements of clause (b) of the first paragraph of this covenant to the extent that the non-cash consideration received in connection with such Asset Disposition, together with the sum of all non-cash consideration received in connection with all prior Asset Dispositions that has not yet been converted into cash, Cash Equivalents or Marketable Securities, does not exceed $25 million; provided, however, that when any non-cash consideration is converted into cash, Cash Equivalents or Marketable Securities, such cash shall constitute Net Cash Proceeds and be subject to the preceding paragraph.

Limitations on liens.

The Indenture provides that the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its Property, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary.

Limitations on restrictions affecting restricted subsidiaries.

The Indenture provides that the Company and the Issuer will not, and will not cause or permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions of agreements that restrict the assignability thereof) on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any other Restricted Subsidiary, or pay interest on or principal of any Indebtedness owed to the Company or any other Restricted Subsidiary,

(2) make loans or advances to the Company or any other Restricted Subsidiary, or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for:

(a) encumbrances or restrictions existing under or by reason of applicable law,

(b) contractual encumbrances or restrictions in effect at or entered into on the Issue Date and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such contractual encumbrances or restrictions, as in effect at or entered into on the Issue Date,

(c) any restrictions or encumbrances arising under Acquired Indebtedness; provided, that such encumbrance or restriction applies only to either the assets that were subject to the restriction or encumbrance at the time of the acquisition or the obligor on such Indebtedness and its Subsidiaries prior to such acquisition,

(d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided, however, that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness shall not be materially more restrictive or apply to additional assets than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended,

(e) any Permitted Lien, or any other agreement restricting the sale or other disposition of property, securing Indebtedness permitted by the Indenture if such Permitted Lien or agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make or repay loans or advances prior to default thereunder,

(f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture,

(g) customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business,

(h) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition,

(i) encumbrances or restrictions existing under or by reason of the Indenture, the Notes or the Guarantees,

(j) purchase money obligations that impose restrictions on the property so acquired of the nature described in clause (3) of this covenant,

(k) Liens permitted under the Indenture securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien,

(l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements,

(m) customary provisions of any franchise, distribution or similar agreements,

(n) restrictions on cash or other deposits or net worth imposed by contracts entered into in the ordinary course of business, and

(o) any encumbrance or restrictions of the type referred to in clauses (1), (2) or (3) of this covenant imposed by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) of this covenant, provided, that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing.

Limitations on mergers, consolidations and sales of assets.

The Indenture provides that neither the Issuer nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially as an entirety in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Company, the Issuer or a Restricted Subsidiary is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company, the Issuer or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company, the Issuer or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture and the Security Documents,

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, and

(3) immediately after giving effect to such transaction, the Company (or its Successor) could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the “Limitations on indebtedness” covenant.

The foregoing provisions shall not apply to:

(a) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee as provided under “The Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company, the Issuer or any Guarantor.

Reports to holders of Notes.

The Company shall file with the Commission the annual reports and the information, documents and other reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall file with the Trustee and mail to each Holder of record of Notes such reports, information and documents within 15 days after it files them with the Commission. In the event that the Company is no longer subject to these periodic reporting requirements of the Exchange Act, it will nonetheless continue to file reports with the Commission and the Trustee and mail such reports to each Holder of Notes as if it were subject to such reporting requirements. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements and a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” written report, similar to those that would have been required to appear in annual or quarterly reports, to be delivered to Holders of Notes.

The posting of the reports, information and documents referred to above on the Company’s website or one maintained on its behalf for such purpose shall be deemed to satisfy the Company’s delivery obligations to the Trustee and the Holders. In addition, availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the Company’s delivery obligations to the Trustee and the Holders.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s and/or the Company’s compliance with any of its covenants in the Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Condition for Release of the Issuer

The Indenture provides that the Issuer may be released from its obligations under the Indenture and the Notes, without the consent of the Holders of the Notes, if (1) the Company or any successor to the Company has assumed the obligations of the Issuer under the Indenture and the Notes, (2) the Company delivers an opinion of counsel to the Trustee to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the release and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise and (3) the Issuer becomes a Guarantor of the Notes at such time, until such time, if any, as such Guarantee may be released as described above under the caption “— The Guarantees.”

Events of default

The following are Events of Default under the Indenture:

(1) the failure by the Company, the Issuer and the Guarantors to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company, the Issuer and the Guarantors to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company, the Issuer or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under covenants described under “Certain covenants — Repurchase of Notes upon Change of Control” and “Certain covenants — Limitations on mergers, consolidations and sales of assets,” which will constitute Events of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company, the Issuer or any Restricted Subsidiary that has an outstanding principal amount of $10 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company, the Issuer or any Restricted Subsidiary to make any principal or interest payment in an amount of $10 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) a final judgment or judgments that exceed $10 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against the

Company, the Issuer or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Company, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Company, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

(c) orders the liquidation of the Company, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days;

(9) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee); or

(10) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the Indenture or the Security Documents) other than in accordance with the terms of the relevant Security Document and the Indenture and other than the satisfaction in full of all Obligations under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture or the Security Documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture and the relevant Security Document, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Issuer or any Guarantor.

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to covenants described under “Certain covenants — Repurchase of Notes upon Change of Control” and “Certain covenants — Limitations on mergers, consolidations and sales of assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default with respect to the Company or the Issuer resulting from subclauses (7) or (8) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes will be due and payable immediately. If an Event of Default with respect to the Company or the Issuer specified in subclauses (7) or (8) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree, if the Issuer has paid or deposited with the Trustee a sum sufficient to pay the reasonable compensation, disbursements, expenses and advancements of the Trustee and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled “Repurchase of Notes upon Change of Control”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture and include in such statement if any officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

Discharge and defeasance of Indenture

The Company, the Issuer and the Guarantors may discharge their obligations under the Notes, the Guarantees, the Indenture and the Security Documents and cause the release of all Liens on the Collateral granted under the Security Documents by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of, premium and interest on the Notes to maturity or redemption and the Notes mature or are to be called for redemption within one year, subject to meeting certain other conditions.

The Indenture permits the Company, the Issuer and the Guarantors to terminate all of their respective obligations under the Indenture with respect to the Notes and the Guarantees and under the Security Documents and cause the release of all Liens on the Collateral granted under the Security Documents, other than the obligation to pay interest on and the principal of the Notes and certain other obligations (“legal defeasance”), at any time by:

(1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and premium and interest on the Notes to their maturity or redemption, as the case may be, and

(2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

In addition, the Indenture permits the Company, the Issuer and the Guarantors to terminate all of their obligations under the Indenture with respect to certain covenants and Events of Default specified in the

Indenture, and the Guarantees and the Liens on the Collateral granted under the Security Documents will be released (“covenant defeasance”), at any time by:

(1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium and interest on the Notes to their maturity or redemption, as the case may be, and

(2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the Holders of the Notes:

•	rights of registration of transfer and exchange of Notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen Notes;

•	rights of Holders of the Notes to receive payments of principal thereof, premium, if any, and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the Trustee;

•	rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them; and

•	obligations of the Company, the Issuer or the Guarantors to maintain an office or agency in respect of the Notes.

The Company, the Issuer or the Guarantors may exercise the legal defeasance option with respect to the Notes notwithstanding the prior exercise of the covenant defeasance option with respect to the Notes. If the Company, the Issuer or the Guarantors exercise the legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the Notes. If the Company, the Issuer or the Guarantors exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Transfer and exchange

A Holder may transfer or exchange Notes only in accordance with the provisions of the Indenture. The Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, supplement and waiver

Subject to certain exceptions, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent (which may include written consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and future compliance with any provision of the Indenture, the Notes, the Guarantees or the Security Documents may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include waivers obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding.

Without the consent of, or notice to, any Holder, the Company, the Issuer, the Guarantors, the Trustee, the Collateral Agent and Wilmington Trust Company may amend or supplement the Indenture, the Notes, the Guarantees or the Security Documents:

(a) to cure any ambiguity, defect or inconsistency;

(b) to comply with the “Limitations on mergers, consolidations and sales of assets” covenant set forth in the Indenture;

(c) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(d) to evidence and provide for the acceptance of appointment under the Indenture by a successor or replacement Trustee or under the Security Documents of a successor or replacement Collateral Agent;

(e) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(f) to provide for any Guarantee of the Notes;

(g) to add security to or for the benefit of the Notes and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture and the Security Documents;

(h) to make any change that does not adversely affect the legal rights of any Holder;

(i) to evidence the assumption by the Company (or its successor entity) or a successor entity of the Issuer of the obligations of the Issuer under the Indenture and the Notes;

(j) to add covenants or new events of default for the protection of the Holders of the Notes; or

(k) to conform any provision of the Indenture, the Notes, the Guarantees or the Security Documents to this “Description of Notes” to the extent that this “Description of Notes” was intended to be a verbatim recitation of a provision in the Indenture, the Notes, the Guarantees or the Security Documents.

In addition, the Collateral Agent, the Trustee and Wilmington Trust Company are authorized to amend the Security Documents to add additional secured parties to the extent Liens securing Indebtedness and other Obligations held by such parties are permitted under the Indenture and that after so securing any such additional secured parties, the amount of First-Priority Lien Obligations does not exceed the amount set forth under clause (9) of the definition of “Permitted Liens”.

Without the consent of each Holder affected, the Company, the Issuer, the Guarantors, the Trustee, the Collateral Agent and Wilmington Trust Company (when acting with respect to the Notes) may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or extend the time for payment of interest, including default interest, on any Note,

(3) reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under “— Redemption” or with respect to mandatory offers to repurchase Notes described under “— Certain covenants — Limitations on dispositions of assets” or “— Certain covenants — Repurchase of Notes upon Change of Control,”

(4) make any Note payable in money other than that stated in the Note,

(5) make any change in the “Waiver of Defaults by Majority of Holders” or the “Proceedings by Holders” sections set forth in the Indenture,

(6) modify the ranking or priority of the Notes or any Guarantee,

(7) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture,

(8) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes, or

(9) effect a release of all or substantially all of the Collateral other than pursuant to the terms of the Security Documents or as otherwise permitted by the Indenture.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and our obligation to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

Governing law

The Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents are governed by the laws of the State of New York.

Definitions of certain terms used in the Indenture

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary (or is merged into the Company, the Issuer or any Restricted Subsidiary) after the Issue Date, Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into the Company, the Issuer or any Restricted Subsidiary) that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into the Company, the Issuer or any Restricted Subsidiary) and (2) with respect to the Company, the Issuer or any Restricted Subsidiary, any Indebtedness expressly assumed by the Company, the Issuer or any Restricted Subsidiary in connection with the acquisition of any assets from another Person (other than the Company, the Issuer or any Restricted Subsidiary), which Indebtedness was not incurred by such other Person in connection with or in contemplation of such acquisition. Indebtedness incurred in connection with or in contemplation of any transaction described in clause (1) or (2) of the preceding sentence shall be deemed to have been incurred by the Company or a Restricted Subsidiary, as the case may be, at the time such Person becomes a Restricted Subsidiary (or is merged into the Company, the Issuer or any Restricted Subsidiary) in the case of clause (1) or at the time of the acquisition of such assets in the case of clause (2), but shall not be deemed Acquired Indebtedness.

“Affiliate” means, when used with reference to a specified Person, any Person directly or indirectly controlling, or controlled by or under direct or indirect common control with the Person specified.

“Asset Acquisition” means (1) an Investment by the Company, the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company, the Issuer or any Restricted Subsidiary or (2) the acquisition by the Company, the Issuer or any Restricted Subsidiary of the assets of any Person, which constitute all or substantially all of the assets or of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

“Asset Disposition” means any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) (each, a “transaction”) by the Company, the Issuer or any Restricted Subsidiary to any Person of

any Property having a Fair Market Value in any transaction or series of related transactions of at least $5 million. The term “Asset Disposition” shall not include:

(1) a transaction between the Company, the Issuer and any Restricted Subsidiary or a transaction between Restricted Subsidiaries,

(2) a transaction in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land and (B) real estate (including related amenities and improvements),

(3) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary,

(4) any exchange or swap of assets of the Company, the Issuer or any Restricted Subsidiary for assets (including Capital Stock of any Person that is or will be a Restricted Subsidiary following receipt thereof) that (x) are to be used by the Company, the Issuer or any Restricted Subsidiary in the ordinary course of its Real Estate Business and (y) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped (provided that (except as permitted by clause (3) under the definition of “Permitted Investments”) to the extent that the assets exchanged or swapped were Collateral, the assets received are pledged as Collateral under the Security Documents substantially simultaneously with such exchange or swap, with the Lien on such assets received being of the same priority with respect to the Notes as the Lien on the assets disposed of),

(5) any sale, transfer, conveyance, lease or other disposition of assets and properties that is governed by the provisions set forth under “Limitations on mergers, consolidation and sales of assets,”

(6) dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business, or

(7) the creation of a Permitted Lien and dispositions in connection with Permitted Liens.

“Attributable Debt” means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Disqualified Stock and Preferred Stock.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of one year or less from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within six months after the date of acquisition; and

(6) investments in money market funds substantially all of the assets of which consist of securities described in the foregoing clauses (1) through (5).

“Change of Control” means

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries to any Person (other than a Restricted Subsidiary); provided, however, that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) the Permitted Hovnanian Holders)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company;

(3) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company;

(4) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control; or

(5) a change of control shall occur as defined in the instrument governing any publicly traded debt securities of the Company or the Issuer which requires the Company or the Issuer to repay or repurchase such debt securities.

“Collateralized Debt” means (i) the aggregate principal amount of all Indebtedness and all letters of credit secured by Liens on the Collateral plus (ii) the aggregate amount of all unfunded commitments under all revolving credit facilities or revolving lines of credit secured by Liens on the Collateral plus (iii) without duplication, the aggregate principal amount of Indebtedness that at such time would be permitted to be incurred under the Indenture and secured by Liens on the Collateral pursuant to clauses 9(a) and 9(b) of the definition of “Permitted Liens” but excluding Indebtedness, letters of credit and unfunded commitments secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Notes.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Consolidated Cash Flow Available for Fixed Charges” means, for any period, Consolidated Net Income for such period plus (each to the extent deducted in calculating such Consolidated Net Income and determined in accordance with GAAP) the sum for such period, without duplication, of:

(1) income taxes,

(2) Consolidated Interest Expense,

(3) depreciation and amortization expenses and other non-cash charges to earnings, and

(4) interest and financing fees and expenses which were previously capitalized and which are amortized to cost of sales, minus all other non-cash items (other than the receipt of notes receivable) increasing such Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any determination date, the ratio of (x) Consolidated Cash Flow Available for Fixed Charges for the prior four full fiscal quarters (the “Four Quarter Period”) for which financial results have been reported immediately preceding the determination date (the “Transaction Date”), to (y) the aggregate Consolidated Interest Incurred for the Four Quarter Period. For purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Interest Incurred” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or the repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, “repayment”) of any Indebtedness of the Company, the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation, and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, except that Indebtedness under revolving credit facilities shall be deemed to be the average daily balance of such Indebtedness during the Four Quarter Period (as reduced on such pro forma basis by the application of any proceeds of the incurrence of Indebtedness giving rise to the need to make such calculation);

(2) any Asset Disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company, the Issuer or any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring Acquired Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Disposition or Asset Acquisition (including the incurrence or repayment of any such Indebtedness) and the inclusion, notwithstanding clause (2) of the definition of “Consolidated Net Income,” of any Consolidated Cash Flow Available for Fixed Charges associated with such Asset Acquisition as if it occurred on the first day of the Four Quarter Period; provided, however, that the Consolidated Cash Flow Available for Fixed Charges associated with any Asset Acquisition shall not be included to the extent the net income so associated would be excluded pursuant to the definition of “Consolidated Net Income,” other than clause (2) thereof, as if it applied to the Person or assets involved before they were acquired; and

(3) the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded.

Furthermore, in calculating “Consolidated Cash Flow Available for Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a) interest on Indebtedness in respect of which a pro forma calculation is required that is determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, and

(b) notwithstanding clause (a) above, interest on such Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company, the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” for any period means the Interest Incurred of the Company, the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the aggregate net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there will be excluded from such net income (loss) (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of (x) any Unrestricted Subsidiary (other than a Mortgage Subsidiary) or (y) any Person (other than a Restricted Subsidiary or a Mortgage Subsidiary) in which any Person other than the Company, the Issuer or any Restricted Subsidiary has an ownership interest, except, in each case, to the extent that any such income has actually been received by the Company, the Issuer or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, which dividends or distributions are not in excess of the Company’s, the Issuer’s or such Restricted Subsidiary’s (as applicable) pro rata share of such Unrestricted Subsidiary’s or such other Person’s net income earned during such period,

(2) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company, the Issuer or any of its Restricted Subsidiaries (except, in the case of an Unrestricted Subsidiary that is redesignated a Restricted Subsidiary during such period, to the extent of its retained earnings from the beginning of such period to the date of such redesignation) or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary,

(3) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

(4) the gains or losses, together with any related provision for taxes, realized during such period by the Company, the Issuer or any Restricted Subsidiary resulting from (a) the acquisition of securities, or extinguishment of Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Disposition by the Company or any Restricted Subsidiary, and

(5) any extraordinary gain or loss together with any related provision for taxes, realized by the Company, the Issuer or any Restricted Subsidiary;

provided, further, that for purposes of calculating Consolidated Net Income solely as it relates to clause (3) of the first paragraph of the “Limitations on Restricted Payments” covenant, clause (4)(b) above shall not be applicable.

“Continuing Director” means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to such date and whose election or nomination for election by the Company’s stockholders, was duly approved by a majority of the Continuing Directors on the Board of Directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

“control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Credit Facilities” means, collectively, one or more credit facilities and lines of credit among or between the Company or one or more Restricted Subsidiaries and one or more lenders pursuant to which the Company or one or more Restricted Subsidiaries may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Designation Amount” has the meaning provided in the definition of Unrestricted Subsidiary.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes or (2) is convertible into or exchangeable or exercisable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (1) above, in each case, at any time prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change in control or asset disposition occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control or asset disposition provision applicable to such Capital Stock are no more favorable to such holders than the provisions described under the captions “Certain covenants — Repurchase of Notes upon Change of Control” or “Certain covenants — Limitations on dispositions of assets,” as applicable, and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s repurchase of the Notes as are required pursuant to the provisions described under the captions “— Certain covenants — Repurchase of Notes upon Change of Control” or “Certain covenants — Limitations on dispositions of assets,” as applicable.

“Equity Offering” means any public or private sale, after the Issue Date, of Qualified Stock of the Company, other than (i) an Excluded Contribution, (ii) public offerings registered on Form S-4 or S-8 or any successor form thereto or (iii) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Event of Default” has the meaning set forth in “Events of Default.”

“Excluded Contribution” means cash or Cash Equivalents received by the Company as capital contributions to its equity (other than through the issuance of Disqualified Stock) or from the issuance or sale (other than to a Subsidiary) of Qualified Stock of the Company, in each case, after January 31, 2008 and to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Revolving Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement dated as of March 7, 2008, as amended by Amendment No. 1 thereto dated May 16, 2008, among the Issuer, the Company, the Administrative Agent named therein, and a syndicate of lenders.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“First-Priority Lien Obligations” means all Indebtedness secured by First Priority Liens on the Collateral, as permitted by clauses (9)(a) and (b) of the definition of “Permitted Liens”, and all Obligations in respect thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee of the Notes by the Company and each other Guarantor under the Indenture.

“Guarantors” means (i) the Company and each of the Company’s Restricted Subsidiaries that was in existence on the Issue Date, other than the Issuer and K. Hovnanian Poland, sp.zo.o., and (ii) each of the Company’s Subsidiaries that becomes a Guarantor of the Notes pursuant to the provisions of the Indenture, and their successors, in each case until released from its respective Guarantee pursuant to the Indenture.

“Holder” or “Holders of Notes” means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof, is not required to be recorded as a liability in accordance with GAAP), or (c) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof),

(2) any Indebtedness of others that such Person has guaranteed to the extent of the guarantee; provided, however, that Indebtedness of the Company and its Restricted Subsidiaries will not include the obligations of the Company or a Restricted Subsidiary under warehouse lines of credit of Mortgage Subsidiaries to repurchase mortgages at prices no greater than 98% of the principal amount thereof, and upon any such purchase the excess, if any, of the purchase price thereof over the Fair Market Value of the mortgages acquired, will constitute Restricted Payments subject to the “Limitations on restricted payments” covenant,

(3) to the extent not otherwise included, the obligations of such Person under Currency Agreements or Interest Protection Agreements to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, and

(4) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (b) the maximum liability of such Person for any contingent obligations under clause (1) above at such date, net of an unamortized discount to be accounted for as Interest Expense in accordance with GAAP, and (c) in the case of clause (4) above, the lesser of (x) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (y) the amount of the Indebtedness secured.

“Intercreditor Agreements” mean the Intercreditor Agreements as amended as of the Issue Date among the Collateral Agent, Wilmington Trust Company, the Junior Collateral Agents, the Trustee, the Junior Trustees, the Issuer, the Company and each other Guarantor named therein, as applicable, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs (but reduced by net gains) associated with Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense (other than interest and other charges amortized to cost of sales)), and (ii) all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any Person other than the Company, the Issuer or any Restricted Subsidiary during such period; provided, that Interest Expense shall exclude any expense associated with the complete write-off of financing fees and expenses in connection with the repayment of any Indebtedness.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (1) Interest Expense and (2) all capitalized interest and amortized debt issuance costs.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness permitted to be incurred under the Indenture.

“Investments” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments in any other Person (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means October 20, 2009.

“Junior-Priority Lien Obligations” means all Indebtedness and other obligations permitted to be incurred and secured by Liens on the Collateral ranking junior to the First-Priority Liens pursuant to clause 9(c) of the definition of “Permitted Liens”.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

“Marketable Securities” means (a) equity securities that are listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market and (b) debt securities that are rated by a nationally recognized rating agency, listed on the New York Stock Exchange or the American Stock Exchange or covered by at least two reputable market makers.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Mortgage Subsidiary” means any Subsidiary of the Company substantially all of whose operations consist of the mortgage lending business.

“Net Cash Proceeds” means with respect to an Asset Disposition, payments received in cash (including any such payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition, and in each case net of a reasonable reserve for the after-tax cost of any indemnification or other payments (fixed and contingent) attributable to the seller’s indemnities or other obligations to the purchaser undertaken by the Company, the Issuer or any of its Restricted Subsidiaries in connection with such Asset Disposition, and net of all payments made on any Indebtedness which is secured by or relates to such Property (other than Indebtedness secured by Liens on the Collateral) in accordance with the terms of any Lien or agreement upon or with respect to such Property or which such Indebtedness must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all contractually required distributions and payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Notes” means the 10 5/8% Senior Secured Notes due 2016 offered pursuant to this prospectus supplement and the Existing Notes.

“Obligations” means with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Hovnanian Holders” means, collectively, Ara K. Hovnanian, the members of his immediate family and the members of the immediate family of the late Kevork S. Hovnanian, the respective estates, spouses, heirs, ancestors, lineal descendants, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof, or any entity of which any of the foregoing, individually or collectively, beneficially own more than 50% of the Common Equity.

“Permitted Indebtedness” means

(1) Indebtedness under the Notes (and Exchange Notes and Guarantees thereof), other than Additional Notes;

(2) Indebtedness of the Company, the Issuer or any Guarantor that is (A) secured by Liens permitted by clause 9(a) of the definition of Permitted Liens, in an aggregate principal amount that, after giving effect to the incurrence of such Indebtedness, does not result in outstanding Indebtedness, so secured, in excess of the amount permitted by the proviso in clause 9(a)(ii) of the definition of Permitted Liens and (B) scheduled to mature on or after the maturity date of the Notes (except with respect to Indebtedness incurred pursuant to this clause (2) under Credit Facilities, which may be scheduled to mature on or prior to the maturity date of the Notes; provided that such Indebtedness, together with any Refinancing Indebtedness permitted by the proviso of paragraph (2) of the definition thereof then outstanding, does not exceed $150.0 million in aggregate principal amount);

(3) Indebtedness in respect of obligations of the Company and its Subsidiaries to the trustees under indentures for debt securities;

(4) intercompany debt obligations of (i) the Company to the Issuer, (ii) the Issuer to the Company, (iii) the Company or the Issuer to any Restricted Subsidiary and (iv) any Restricted Subsidiary to the Company or the Issuer or any other Restricted Subsidiary; provided, however, that any Indebtedness of any Restricted Subsidiary or the Issuer or the Company owed to any Restricted Subsidiary or the Issuer that ceases to be a Restricted Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under “Limitations on indebtedness” at the time the Restricted Subsidiary in question ceases to be a Restricted Subsidiary;

(5) Indebtedness of the Company or the Issuer or any Restricted Subsidiary under any Currency Agreements or Interest Protection Agreements in a notional amount no greater than the payments due (at the time the related Currency Agreement or Interest Protection Agreement is entered into) with respect to the Indebtedness or currency being hedged;

(6) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not to exceed $25.0 million;

(7) obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(8) Indebtedness secured only by office buildings owned or occupied by the Company or any Restricted Subsidiary, which Indebtedness does not exceed $10 million aggregate principal amount outstanding at any one time;

(9) Indebtedness under warehouse lines of credit, repurchase agreements and Indebtedness secured by mortgage loans and related assets of mortgage lending Subsidiaries in the ordinary course of a mortgage lending business; and

(10) Indebtedness of the Company or any Restricted Subsidiary which, together with all other Indebtedness under this clause (10), does not exceed $50 million aggregate principal amount outstanding at any one time.

“Permitted Investment” means

(1) Cash Equivalents;

(2) any Investment in the Company, the Issuer or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such Investment or that is consolidated or merged with or into, or transfers all or substantially all of the assets of it or an operating unit or line of business to, the Company or a Restricted Subsidiary;

(3) any receivables, loans or other consideration taken by the Company, the Issuer or any Restricted Subsidiary in connection with any asset sale otherwise permitted by the Indenture; provided that non-cash consideration received in an Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Security Documents to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of; provided further that notwithstanding the foregoing clause, up to an aggregate of $50.0 million of (x) non-cash consideration and consideration received as referred to in clause (ii) of the second paragraph under “Certain covenants — Limitations on dispositions of assets,” (y) assets invested in pursuant to the third paragraph under “Certain covenants — Limitations on dispositions of assets” and (z) assets received pursuant to clause (4) under the definition of “Asset Disposition” may be designated by the Company or the Issuer as Excluded Property not required to be pledged as Collateral;

(4) Investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any Lien or any judgment or settlement of any Person in exchange for or satisfaction of Indebtedness or other obligations or other property received from such Person, or for other liabilities or obligations of such Person created, in accordance with the terms of the Indenture;

(5) Investments in Currency Agreements or Interest Protection Agreements described in the definition of “Permitted Indebtedness;”

(6) any loan or advance to an executive officer, director or employee of the Company or any Restricted Subsidiary made in the ordinary course of business or in accordance with past practice; provided, however, that any such loan or advance exceeding $1 million shall have been approved by the Board of Directors of the Company or a committee thereof consisting of disinterested members;

(7) Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing, or other mortgage related assets;

(8) obligations of the Company or a Restricted Subsidiary under warehouse lines of credit of Mortgage Subsidiaries to repurchase mortgages; and

(9) Investments in an aggregate amount outstanding not to exceed $10 million.

“Permitted Liens” means

(1) Liens for taxes, assessments or governmental or quasi-government charges or claims that (a) are not yet delinquent, (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, or (c) encumber solely property abandoned or in the process of being abandoned,

(2) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required,

(3) Liens (other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security,

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contacts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company, the Issuer and the Restricted Subsidiaries,

(5) attachment or judgment Liens not giving rise to a Default or an Event of Default,

(6) easements, dedications, assessment district or similar Liens in connection with municipal or special district financing, rights-of-way, restrictions, reservations and other similar charges, burdens, and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company, the Issuer and the Restricted Subsidiaries,

(7) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company, the Issuer and the Restricted Subsidiaries,

(8) Liens securing Indebtedness incurred pursuant to clause (8) or (9) of the definition of Permitted Indebtedness,

(9) Liens on the Collateral and other assets not constituting Collateral pursuant to clause (a) of the definition of “Excluded Property” securing:

(a) (i) the Notes (other than Additional Notes) and Exchange Notes, the Guarantees thereof and other Obligations under the Indenture and the Security Documents and in respect thereof and any obligations owing to the Trustee or the Collateral Agent under the Indenture or the Security Documents, (ii) other Indebtedness otherwise permitted to be incurred under the Indenture (and all Obligations in respect thereof), provided that the Indebtedness so secured pursuant to this clause (a)(ii), when taken together with any Indebtedness secured pursuant to this clause (a) outstanding at the time such other Indebtedness is incurred and so secured, does not exceed $785.0 million and (iii) any Refinancing Indebtedness (including pursuant to Credit Facilities) in respect of clauses (a)(i) and (a)(ii);

(b) (i) up to an additional $25.0 million of Indebtedness otherwise permitted to be incurred under the Indenture (and all Obligations arising thereunder) and any Refinancing Indebtedness in respect thereof (including pursuant to Credit Facilities) and (ii) Refinancing Indebtedness (including pursuant to Credit Facilities) in respect of Outstanding Junior Secured Notes and any Refinancing Indebtedness in respect thereof (including pursuant to Credit Facilities), which Liens incurred under this clause (b) may be on a first-lien priority basis ranking equally with the Liens securing the Indebtedness and other Obligations referred to in clause (a) above; and

(c) (i) any Outstanding Junior Secured Notes, the Guarantees thereof and other Obligations under the related indentures and security documents and in respect thereof and any obligations owing to the Junior Trustees or the Junior Collateral Agents under the applicable indentures and security documents and (ii) any other Indebtedness permitted to be incurred under the Indenture (and all Obligations in respect thereof); and any Refinancing Indebtedness (including pursuant to Credit Facilities) in respect of the Indebtedness referred to in this clause (c), provided that the Liens securing Indebtedness referred to in this clause (c) rank junior to the Liens on the Collateral securing the Notes pursuant to the Intercreditor Agreements,

(10) Liens securing Non-Recourse Indebtedness of the Company, the Issuer or any Restricted Subsidiary; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness,

(11) Liens securing Purchase Money Indebtedness; provided, that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness,

(12) Liens on property or assets of the Company, the Issuer or any Restricted Subsidiary securing Indebtedness of the Company, the Issuer or any Restricted Subsidiary owing to the Company, the Issuer or one or more Restricted Subsidiaries (other than K. Hovnanian Poland, sp.z.o.o.),

(13) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries,

(14) purchase money security interests (including, without limitation, Capitalized Lease Obligations); provided, that such Liens apply only to the Property acquired and the related Indebtedness is incurred within 90 days after the acquisition of such Property,

(15) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided that such sale is not otherwise prohibited under the Indenture,

(16) any right of a lender or lenders to which the Company, the Issuer or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company, the Issuer or a Restricted Subsidiary with or held by such lender or lenders or its Affiliates,

(17) any pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company, the Issuer and the Restricted Subsidiaries,

(18) Liens for homeowner and property owner association developments and assessments,

(19) Liens securing Refinancing Indebtedness; provided, that such Liens extend only to the assets securing the Indebtedness being refinanced and have the same or junior priority as the initial Liens; provided further that no Liens may be incurred under this clause (19) in respect of Refinancing Indebtedness incurred to refinance Indebtedness that is secured by Liens incurred under clause (9) above,

(20) Liens incurred in the ordinary course of business as security for the obligations of the Company, the Issuer and the Restricted Subsidiaries with respect to indemnification in respect of title insurance providers,

(21) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary or acquired by the Company or its Subsidiaries,

(22) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided, that such Liens were in existence prior to the contemplation of such acquisition,

(23) Liens existing on the Issue Date (other than Liens securing Obligations under the Notes and the Outstanding Junior Secured Notes) and any extensions, renewals or replacements thereof, and

(24) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means Indebtedness of the Company, the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company, the Issuer and the Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 90 days after the acquisition of such property or completion of such construction or improvement.

“Qualified Stock” means Capital Stock of the Company other than Disqualified Stock.

“Real Estate Business” means homebuilding, housing construction, real estate development or construction and the sale of homes and related real estate activities, including the provision of mortgage financing or title insurance.

“Refinancing Indebtedness” means Indebtedness (to the extent not Permitted Indebtedness) that refunds, refinances or extends any Indebtedness of the Company, the Issuer or any Restricted Subsidiary (to the extent not Permitted Indebtedness) outstanding on the Issue Date or other Indebtedness (to the extent not Permitted Indebtedness) permitted to be incurred by the Company, the Issuer or any Restricted Subsidiary pursuant to the terms of the Indenture, but only to the extent that:

(1) the Refinancing Indebtedness is subordinated, if at all, to the Notes or the Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended (provided that Refinancing Indebtedness issued to refund, refinance or extend Subordinated Indebtedness outstanding as of the Issue Date (such Subordinated Indebtedness, excluding the Outstanding Junior Secured Notes, “Existing Subordinated Debt”) need not be subordinated to the Notes or the Guarantees, as the case may, so long as any Liens securing such Indebtedness are junior to the Liens securing the Notes or the Guarantees, as the case may be),

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes (unless the Refinancing Indebtedness is in respect of (i) Existing Subordinated Debt and is secured by Liens on the Collateral in which case the Refinancing Indebtedness must be scheduled to mature after the maturity date of the Notes or (ii) Outstanding Junior Secured Notes (which Refinancing Indebtedness will be secured on a first-lien priority basis by Liens on the Collateral) in which case the Refinancing Indebtedness must be scheduled to mature on or after the maturity date of the Notes), provided that up to a total of $150.0 million at any one time outstanding of Indebtedness under Credit Facilities incurred pursuant to clause (2) under the definition of Permitted Indebtedness, together with any Refinancing Indebtedness that refinances the First-Priority Lien Obligations or Outstanding Junior Secured Notes (which Refinancing Indebtedness will be secured on a first-lien priority basis by Liens on the Collateral) pursuant to Credit Facilities, may be scheduled to mature on or prior to the maturity date of the Notes,

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

(4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended (plus all accrued interest thereon and the amount of any premiums (including tender premiums) and expenses incurred in connection with the refinancing thereof).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company, the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company, the Issuer or any Restricted Subsidiary (other than (a) dividends or distributions payable solely in Qualified Stock and (b) in the case of the Issuer or Restricted Subsidiaries, dividends or distributions payable to the Company, the Issuer or a Restricted Subsidiary);

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company, the Issuer or any Restricted Subsidiary (other than a payment made to the Company, the Issuer or any Restricted Subsidiary);

(3) any Investment (other than any Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of a Subsidiary of the Company as an Unrestricted Subsidiary) and any amounts paid in accordance with clause (2) of the definition of Indebtedness; and

(4) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other principal installment payment, of any Subordinated Indebtedness (other than (a) Indebtedness permitted under clause (4) of the definition of Permitted Indebtedness or (b) the purchase, repurchase, redemption, defeasance, or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, amortization or principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement).

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor to its debt rating business.

“Second Lien Notes” means the aggregate principal amount of the Issuer’s 11 1/2% Senior Secured Notes due 2013 that were outstanding on the Issue Date.

“Security Documents” means (i) the Intercreditor Agreements and (ii) the security documents granting a security interest in any assets of any Person to secure the Indebtedness and related Obligations under the Notes and the Guarantees as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02(w)(1) or (2) of Regulation S-X under the Securities Act and the Exchange Act as in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness subordinated in right of payment to the Notes pursuant to a written agreement and includes any Indebtedness ranking equally in right of payment to the Notes but unsecured or secured by the Collateral on a basis entirely junior to that of the Notes.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Third Lien Notes” means the aggregate principal amount of the Issuer’s 18% Senior Secured Notes due 2017 that were outstanding on the Issue Date.

“Trustee” means the party named as such above until such time, if any, a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving as trustee under the Indenture in respect of the Notes.

“Unrestricted Subsidiary” means any Subsidiary of the Company so designated by a resolution adopted by the Board of Directors of the Company or a duly authorized committee thereof as provided below; provided that (a) the holders of Indebtedness thereof do not have direct or indirect recourse against the Company, the Issuer or any Restricted Subsidiary, and neither the Company, the Issuer nor any Restricted Subsidiary otherwise has liability for, any payment obligations in respect of such Indebtedness (including any undertaking, agreement or instrument evidencing such Indebtedness), except, in each case, to the extent that the amount thereof constitutes a Restricted Payment permitted by the Indenture, in the case of Non-Recourse Indebtedness, to the extent such recourse or liability is for the matters discussed in the last sentence of the definition of “Non-Recourse Indebtedness,” or to the extent such Indebtedness is a guarantee by such Subsidiary of Indebtedness of the Company, the Issuer or a Restricted Subsidiary and (b) no holder of any Indebtedness of such Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity as a result of a default on any Indebtedness of the Company, the Issuer or any Restricted Subsidiary. As of the date of this prospectus supplement, our home mortgage subsidiaries, our joint ventures and certain of our title insurance subsidiaries are designated as Unrestricted Subsidiaries under the Indenture.

Subject to the foregoing, the Board of Directors of the Company or a duly authorized committee thereof may designate any Subsidiary in addition to those named above to be an Unrestricted Subsidiary; provided, however, that (1) the net amount (the “Designation Amount”) then outstanding of all previous Investments by the Company and the Restricted Subsidiaries in such Subsidiary will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the “Limitations on restricted payments” covenant set forth in the Indenture, to the extent provided therein, (2) the Company must be permitted under the “Limitations on restricted payments” covenant set forth in the Indenture to make the Restricted Payment deemed to have been made pursuant to clause (1), and (3) after giving effect to such designation, no Default or Event of Default shall have occurred or be continuing. In accordance with the foregoing, and not in limitation thereof, Investments made by any Person in any Subsidiary of such Person prior to such Person’s merger with the Company or any Restricted Subsidiary (but not in contemplation or anticipation of such merger) shall not be counted as an Investment by the Company or such Restricted Subsidiary if such Subsidiary of such Person is designated as an Unrestricted Subsidiary.

The Board of Directors of the Company or a duly authorized committee thereof may also redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (1) the Indebtedness of such Unrestricted Subsidiary as of the date of such redesignation could then be incurred under the “Limitations on indebtedness” covenant and (2) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the first paragraph of the “Limitations on indebtedness” covenant. Any such designation or redesignation by the Board of Directors of the Company or a committee thereof will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company or a committee thereof giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers’ Certificate. The designation of any Person as an Unrestricted Subsidiary shall be deemed to include a designation of all Subsidiaries of such Person as Unrestricted Subsidiaries; provided, however, that the ownership of the general partnership interest (or a similar member’s interest in a limited liability company) by an Unrestricted Subsidiary shall not cause a Subsidiary of the Company of which more than 95% of the equity interest is held by the Company or one or more Restricted Subsidiaries to be deemed an Unrestricted Subsidiary.

“U.S. Government Obligations” means non-callable, non-payable bonds, notes, bills or other similar obligations issued or guaranteed by the United States government or any agency thereof the full and timely payment of which are backed by the full faith and credit of the United States.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (i)(a) above.

Concerning the Trustee

The Trustee is also the trustee with respect to the Outstanding Junior Secured Notes. The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest during the continuance of any Default, it must, so long as such Default has not been cured or duly waived, eliminate that conflicting interest within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the Notes then outstanding will have the right to direct the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless that holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to the Company at 110 West Front Street, P.O. Box 500, Red Bank, NJ 07701, Attention: Corporate Controller.

Book Entry Issuance

The Notes will be represented by one or more global Notes (“Global Notes”) that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated Notes (“Certificated Notes”) to you, except in the limited circumstance described below. Each Global Note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a Certificated Note, a Global Note may not be transferred. DTC, its nominees and their successors may, however, transfer a Global Note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the Trustee.

Beneficial interests in a Global Note will be shown on, and transfers of beneficial interests in the Global Note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the Notes on DTC’s records. When you actually purchase the Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the Notes. DTC’s records will show only the identity of the direct participants and the principal amount of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. Neither we nor the Trustee nor any agent of ours or the Trustee’s will have any responsibility or liability for any aspect of the records relating to beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owned through such participants. The Trustee will wire payments on the Notes to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of each Global Note for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a Global Note to you or any other beneficial owners in that Note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the Trustee or our company.

No beneficial owner of an interest in a Global Senior Note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a Global Senior Note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

Certificated Notes

Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if:

(1) DTC is unwilling or unable to continue as a depository or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

(2) we decide to discontinue the book-entry system.

then, upon surrender by the Global Note holder of its Global Note, Certificated Notes will be issued to each person that the Global Note holder and the Depositary identify as being the beneficial owner of the related Notes.

Neither we nor the Trustee will be liable for any delay by the Global Note holder or the Depositary in identifying the beneficial owners of the Notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the Depositary for all purposes.

If a Global Note is exchanged for certificated Notes, the Trustee will keep the registration books for the Notes at its corporate office and follow customary practices and procedures regarding those certificated Notes. No service charge will be made for any transfer or exchange of any Note but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge, payable in connection therewith.

Legends

Each Global Note and/or Certificated Note shall bear the following legend:

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THIS NOTE INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE. HOLDERS SHOULD CONTACT THE CORPORATE CONTROLLER AT 110 WEST FRONT STREET, P.O. BOX 500, RED BANK, NEW JERSEY 07701.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the New Notes as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with New Notes held as capital assets by persons who purchase the New Notes for cash pursuant to this offering at their initial offering price.

As used herein, a “U.S. holder” means a beneficial owner of the New Notes that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the New Notes (other than a partnership or any other entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the New Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of tax accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds New Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding New Notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of New Notes. If you are considering the purchase of New Notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the New Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Qualified Reopening

We will treat the New Notes as having been issued in a “qualified reopening” for United States federal income tax purposes, and the following discussion assumes such treatment will be respected. Consequently, the New Notes will be part of the same issue as the Existing Notes. Because the Existing Notes were issued with original issue discount (“OID”) for United States federal income tax purposes, the New Notes also will have OID. However, as discussed in further detail below under “— Certain Tax Consequences to U.S. Holders — Amortizable Premium,” since the initial offering price of the New Notes is greater than their stated principal amount, investors purchasing New Notes pursuant to this offering at their initial offering price will not be required to include any OID in income.

Pre-issuance Accrued Interest

The initial offering price for the New Notes will include amounts attributable to interest accrued from April 15, 2011, which we call “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the New Notes on the first interest payment date after the issuance of the New Notes. In accordance with applicable United States Treasury regulations, for United States federal income tax purposes, we will treat the New Notes as having been purchased for a price that does not include any pre-issuance accrued interest. If the New Notes are so treated, the portion of the first stated interest payment equal to the pre-issuance accrued interest will be deemed to be a non-taxable return of pre-issuance accrued interest and, accordingly, will not be taxable as interest on the New Notes.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the New Notes.

Payments of Interest.  Stated interest on a New Note (other than any pre-issuance accrued interest excluded from the purchase price of the New Notes, as discussed above under ‘‘— Pre-issuance Accrued Interest”) generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Amortizable Premium.  The New Notes are being issued at a “premium” equal to the difference between their stated principal amount and their initial purchase price (excluding any amounts attributable to pre-issuance accrued interest, as discussed above under “— Pre-issuance Accrued Interest”). Accordingly, even though the New Notes are treated as having OID (as a result of being treated as issued in a qualified reopening, as discussed above under “— Qualified Reopening”), you will not be required to include any OID with respect to the New Notes in your income. In addition, you generally may elect to amortize the premium over the remaining term of the New Notes on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you make this election, you will be required to reduce your adjusted tax basis in the New Notes by the amount of the premium amortized. If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the New Notes. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by you on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. It is not entirely clear how to apply these amortizable premium rules in the case of debt instruments, such as the New Notes, that are subject to optional redemption. You should consult your own tax advisors regarding these rules, including whether to make an election to treat all interest that accrues on the New Notes (including stated interest, OID and market discount, as adjusted by any amortizable premium) in accordance with a constant yield method based on the compounding of interest. You should consult your own tax advisors about this election.

Sale, Exchange, Retirement, or Other Disposition of New Notes.  Upon the sale, exchange, retirement, or other taxable disposition of a New Note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the New Note. Your adjusted tax basis in a New Note will, in general, be your cost for the New Note (less any amount attributable to pre-issuance accrued interest that is excluded from the purchase price of the New Note, as discussed above under “ — Pre-issuance Accrued Interest”), reduced by any amortized premium. Any such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the New Notes. For purposes of the following discussion, interest does not include any pre-issuance accrued interest excluded from the purchase price of the New Notes, as discussed above under “— Pre-issuance Accrued Interest.”

United States Federal Withholding Tax.  A 30% United States federal withholding tax will not apply to any payment to you of interest on the New Notes under the “portfolio interest rule,” provided that:

•	interest paid on the New Notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on the New Notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your New Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying interest paid on the New Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “— United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a New Note.

United States Federal Income Tax.  If you are engaged in a trade or business in the United States and interest on the New Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “— United States Federal Withholding Tax” are satisfied) in generally the same manner as if you were a United States person as defined under the Code, subject to an applicable income tax treaty providing otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to certain adjustments.

Any gain realized on the disposition of a New Note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax.  Your estate will not be subject to United States federal estate tax on New Notes beneficially owned by you at the time of your death, provided that any payment to you on the New Notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “— United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders.  In general, information reporting requirements will apply to certain payments of principal and interest paid on the New Notes and to the proceeds of the sale or other disposition (including a redemption) of a New Note paid to you (unless you are an exempt recipient). Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders.  Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the New Notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “— Certain Tax Consequences to Non-U.S. Holders — United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of New Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes by an ERISA Plan with respect to which the Issuer, an underwriter, or a Guarantor, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Credit Suisse Securities (USA) LLC (the “underwriter”) and the underwriter has agreed to purchase, the entire principal amount of the New Notes.

The underwriting agreement provides that the underwriter is obligated to purchase all of the New Notes if any are purchased.

The underwriter proposes to offer the New Notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriter may change the public offering price. The offering of the New Notes by the underwriter is subject to receipt and acceptance of the New Notes and subject to the underwriter’s right to reject any order in whole or in part.

We estimate that our out of pocket expenses for this offering will be approximately $0.8 million.

The underwriter intends to make a secondary market for the New Notes. However, it is not obligated to do so and may discontinue making a secondary market for the New Notes at any time without notice. No assurance can be given as to how liquid the trading market for the New Notes will be.

We have agreed that, for a period beginning on the date of this prospectus and continuing to and including the date 10 days following the closing date, we will not, without the prior written consent of Credit Suisse Securities (USA) LLC, offer, sell, contract to sell or otherwise transfer or dispose of any debt securities of the Issuer or any guarantor or any warrants, rights or options to purchase or otherwise acquire debt securities of the Issuer or any guarantor that are substantially similar to the New Notes and the guarantees other than (1) the New Notes and the guarantees or (2) debt facilities or commercial paper issued in the ordinary course of business. Credit Suisse Securities (USA) LLC in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter and its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of New Notes in excess of the principal amount of the New Notes the underwriter is obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the New Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the New Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the New Notes or preventing or retarding a decline in the market price of the New Notes. As a result, the price of the New Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of New Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of New Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any New Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the Guarantors; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the New Notes is being passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to the offering of the New Notes will be passed upon and for the underwriter by Davis Polk & Wardwell LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely, as to matters of California law, on the opinion of Peter S. Reinhart, Esq., Senior Vice President and General Counsel for the Company.

EXPERTS

The consolidated financial statements as of October 31, 2010 and 2009, and for the years then ended incorporated by reference in this prospectus supplement from the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended October 31, 2010 and the effectiveness of Hovnanian’s internal control over financial reporting as of October 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Hovnanian for the year ended October 31, 2008 appearing in Hovnanian’s Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. Hovnanian’s Class A common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

Hovnanian has filed the following documents with the SEC and these documents are incorporated herein by reference:

•	Amendment No. 1 to Annual Report on Form 10-K/A for fiscal year ended October 31, 2010, Registration File No. 1-8551.

•	The portions of Hovnanian’s definitive proxy statement on Schedule 14A that were deemed “filed” with the Commission under the Exchange Act on January 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended January 31, 2011, Registration File No. 1-8551; and

•	Current Reports on Form 8-K filed on February 9, 2011, February 15, 2011, February 28, 2011 and March 17, 2011, Registration File Nos. 1-8551;

All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Brad O’Connor, Vice President and Corporate Controller, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

PROSPECTUS
$200,000,000
Hovnanian Enterprises, Inc.
Preferred Stock
Class A Common Stock
Depositary Shares
Warrants to Purchase Preferred Stock
Warrants to Purchase Class A Common Stock
Warrants to Purchase Depositary Shares
Debt Securities
Warrants to Purchase Debt Securities
Stock Purchase Contracts
Stock Purchase Units
Units
K. Hovnanian Enterprises, Inc.
Debt Securities
Warrants to Purchase Debt Securities
Units

We, Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

•	Preferred Stock,

•	Class A Common Stock (along with Preferred Stock Purchase Rights),

•	Depositary Shares,

•	debt securities consisting of notes, debentures or other evidences of indebtedness, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, and which may be convertible into, or exchangeable or exercisable for, any of the other securities referred to herein,

•	warrants to purchase our Preferred Stock, our Class A Common Stock, our Depositary Shares or our debt securities,

•	Stock Purchase Contracts,

•	Stock Purchase Units, and

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

together or separately, in amounts, at prices and on terms that will be determined at the time of the offering.

Our wholly-owned subsidiary, K. Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

•	debt securities, consisting of notes, debentures or other evidences of indebtedness, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, which in each case will be fully and unconditionally guaranteed by Hovnanian Enterprises, Inc., and which may be convertible into, or exchangeable or exercisable for, any of the other securities referred to herein,

•	warrants to purchase K. Hovnanian Enterprises, Inc. debt securities, which will be fully and unconditionally guaranteed by Hovnanian Enterprises, Inc., and

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

together or separately, in amounts, at prices and on terms that will be determined at the time of the offering.

Hovnanian Enterprises, Inc. debt securities or warrants or the debt securities or warrants issued by K. Hovnanian Enterprises, Inc. may be guaranteed by substantially all of our wholly-owned subsidiaries and may be issued either separately, or together with, upon conversion of, or in exchange for, other securities.

We may offer and sell the securities directly to you, through agents, underwriters or dealers. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, dealers or underwriters involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and in the documents that we incorporate by reference.

Our common stock is traded on the New York Stock Exchange under the symbol “HOV.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is April 18, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “Commission”, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus will be superseded by the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Available Information” and “Incorporation of Certain Documents by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, a prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless otherwise stated or context otherwise requires, all references in this prospectus to:

•	“K. Hovnanian” are to K. Hovnanian Enterprises, Inc., a California corporation; and

•	“Hovnanian,” “us,” “we,” “our” or “Company” are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries, including K. Hovnanian.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered as “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

•	Changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn;

•	Adverse weather and other environmental conditions and natural disasters;

•	Changes in market conditions and seasonality of the Company’s business;

•	Changes in home prices and sales activity in the markets where the Company builds homes;

•	Government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment;

•	Fluctuations in interest rates and the availability of mortgage financing;

•	Shortages in, and price fluctuations of, raw materials and labor;

•	The availability and cost of suitable land and improved lots;

•	Levels of competition;

•	Availability of financing to the Company;

•	Utility shortages and outages or rate fluctuations;

•	Levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness;

•	The Company’s sources of liquidity;

•	Changes in credit ratings;

•	Availability of net operating loss carryforwards;

•	Operations through joint ventures with third parties;

•	Product liability litigation and warranty claims;

•	Successful identification and integration of acquisitions;

•	Significant influence of the Company’s controlling stockholders; and

•	Geopolitical risks, terrorist acts and other acts of war.

Certain risks, uncertainties, and other factors are incorporated herein by reference to Amendment No. 1 to our most recent Annual Report on Form 10-K/A and our subsequent Quarterly Reports on Form 10-Q, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason, after the date of this prospectus.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. We have also filed a registration statement on Form S-3 with the Commission. This prospectus, which forms part of the registration statement, does not have all of the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information, including the registration statement, at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information concerning the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements and other information, including the registration statement. The website address is: http://www.sec.gov. Hovnanian’s Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the Commission. The Commission allows us to “incorporate by reference” selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

Hovnanian has filed the following documents with the Commission and these documents are incorporated herein by reference:

•	Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended October 31, 2010, Registration File No. 1-8551;

•	The portions of Hovnanian’s definitive proxy statement on Schedule 14A that were deemed “filed” with the Commission under the Exchange Act on January 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended January 31, 2010, Registration File No. 1-8551;

•	Current Reports on Form 8-K filed on February 9, 2011, February 15, 2011, February 28, 2011 and March 17, 2011, Registration File Nos. 1-8551;

•	The description of the Company’s Class A Common Stock contained in the Registration Statement on Form 8-A filed on March 13, 2001, including any amendment or reports filed for the purpose of updating such description, Registration File No. 1-8551; and

•	The description of the Company’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed on August 14, 2008, Registration File No. 1-8551.

All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the effectiveness of this registration statement, and all such documents filed by Hovnanian subsequent to the date of this prospectus and prior to the termination of the offerings made by this prospectus are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hovnanian makes available through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(d) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed with, or furnished to, the Commission. In addition, Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Brad O’Connor, Vice President and Corporate Controller, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

THE COMPANY

Overview

We design, construct, market, and sell single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation’s largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, the Company was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 291,000 homes, including 5,009 homes in fiscal 2010. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

We are currently, excluding unconsolidated joint ventures, offering homes for sale in 192 communities in 40 markets in 18 states throughout the United States. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. We offer a variety of home styles at base prices ranging from $34,000 (low income housing) to $1,660,000 with an average sales price, including options, of $281,000 nationwide in fiscal 2010.

Corporate Information

Our principal executive offices are located at 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, our telephone number is (732)747-7800, and our Internet website address is www.khov.com. Information on or accessible through our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Certain risks relating to us and our business are described under the headings “Business” and “Risk Factors” in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended October 31, 2010, filed with the Commission on January 25, 2011, and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2011, filed with the Commission on March 4, 2011, which are incorporated by reference into this prospectus and which you should carefully review and consider, along with the other information contained in this prospectus or incorporated by reference herein, as updated by our subsequent filings under the Exchange Act, before making an investment in any of our securities. Additional risks, as well as updates or changes to the risks described in the documents incorporated by reference herein, may be included in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read the section of this prospectus captioned “Forward-Looking Statements”, in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. If one or more of the events discussed in the risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuing operations before income taxes and income or loss from equity investees, plus fixed charges and distributed income of equity investees, less interest capitalized. Fixed charges consist of all interest incurred, plus that portion of operating lease rental expense (33%)

deemed to be representative of interest, plus the amortization of debt issuance costs and bond discounts. Combined fixed charges and preferred stock dividends consist of fixed charges and preferred stock dividends declared. Due to covenant restrictions, we have been prohibited from paying dividends beginning with the first quarter of fiscal year 2008. The following table sets forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Three Months Ended		Year Ended October 31,
	January 31, 2011		2010		2009		2008		2007		2006

Ratio of earnings to fixed charges	(a	)	(a	)	(a	)	(a	)	(a	)	1.8
Ratio of earnings to combined fixed charges and preferred stock dividends	(b	)	(b	)	(b	)	(b	)	(b	)	1.7

(a)	Earnings for the three months ended January 31, 2011 and the years ended October 31, 2010, 2009, 2008 and 2007 were insufficient to cover fixed charges for such period by $63.1 million, $273.8 million, $628.3 million, $1,153.5 million and $684.6 million, respectively.

(b)	Earnings for the three months ended January 31, 2011 and the years ended October 31, 2010, 2009, 2008 and 2007 were insufficient to cover fixed charges and preferred stock dividends for such period by $63.1 million, $273.8 million, $628.3 million, $1,153.5 million and $695.6 million, respectively. Due to restrictions in our indentures on our senior secured, senior, and senior subordinated notes, we are currently prohibited from paying dividends on our preferred stock and did not make any dividend payments in the first quarter of fiscal 2011 or in fiscal 2010, 2009 and 2008. In fiscal 2007 and 2006, we paid $10.7 million of dividends on our preferred stock.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and each prospectus supplement, the “offered securities”, will be used for general corporate purposes, which may include working capital needs, the refinancing or repayment of existing indebtedness, capital expenditures, expansion of the business and acquisitions. If any of the net proceeds from the offered securities will be used for acquisitions, we will identify the acquisition in the applicable prospectus supplement. The net proceeds may be invested temporarily in short-term securities or to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities that may be offered from time to time pursuant to this prospectus. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and the following description. The specific terms of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

In this section, references to “Hovnanian” mean Hovnanian Enterprises, Inc. and do not include K. Hovnanian or any of its subsidiaries and references to “K. Hovnanian” mean K. Hovnanian Enterprises, Inc. and do not include any of its subsidiaries.

The debt securities issued by K. Hovnanian, which we refer to as the “K. Hovnanian Debt Securities” may be issued either separately, or together with, upon conversion of or in exchange for, other securities. The K. Hovnanian Debt Securities will either be secured or unsecured senior obligations, which we refer to as the “K Hovnanian Senior Debt Securities”, unsecured senior subordinated obligations, which we refer to as the “K. Hovnanian Senior Subordinated Debt Securities” or unsecured subordinated obligations, which we refer to as the “K. Hovnanian

Subordinated Debt Securities”, of K. Hovnanian. The K. Hovnanian Debt Securities will be guaranteed by Hovnanian, may be guaranteed by other subsidiaries of Hovnanian and will be issued:

•	in the case of K. Hovnanian Senior Debt Securities, under one or more Senior Indentures, each a “K. Hovnanian Senior Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

•	in the case of K. Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the “K. Hovnanian Senior Subordinated Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

•	in the case of K. Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the “K. Hovnanian Subordinated Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

Each K. Hovnanian Senior Debt Indenture, the K. Hovnanian Senior Subordinated Debt Indenture and the K. Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a “K. Hovnanian Indenture” and collectively as the “K. Hovnanian Indentures”.

The debt securities issued by Hovnanian, which we refer to as the “Hovnanian Debt Securities” may be issued either separately, or together with, upon conversion of or in exchange for, other securities. The Hovnanian Debt Securities will either be unsecured senior obligations, which we refer to as the “Hovnanian Senior Debt Securities” and together with the “K. Hovnanian Senior Debt Securities, the “Senior Debt Securities”, unsecured senior subordinated obligations, which we refer to as the “Hovnanian Senior Subordinated Debt Securities” and together with the “K. Hovnanian Senior Subordinated Debt Securities, the “Senior Subordinated Debt Securities”, or unsecured subordinated obligations, which we refer to as the “Hovnanian Subordinated Debt Securities” and together with the “K. Hovnanian Subordinated Debt Securities, the “Subordinated Debt Securities”, of Hovnanian. The Hovnanian Debt Securities may be guaranteed by subsidiaries of Hovnanian and will be issued:

•	in the case of Hovnanian Senior Debt Securities, under a Senior Indenture, the “Hovnanian Senior Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

•	in the case of Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the “Hovnanian Senior Subordinated Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

•	in the case of Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the “Hovnanian Subordinated Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

The Hovnanian Senior Debt Indenture, the Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a “Hovnanian Indenture” and collectively as the “Hovnanian Indentures”.

Each K. Hovnanian Senior Indenture and the Hovnanian Senior Indenture are sometimes referred to in this description individually as a “Senior Debt Indenture” and collectively as the “Senior Debt Indentures”. The K. Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Senior Subordinated Debt Indenture are sometimes referred to in this description individually as a “Senior Subordinated Debt Indenture” and collectively as the “Senior Subordinated Debt Indentures”. The K. Hovnanian Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to individually as a “Subordinated Debt Indenture” and collectively as the “Subordinated Debt Indentures”. The K. Hovnanian Indentures and the Hovnanian Indentures are sometimes referred to in this description individually as an “Indenture” and collectively as the “Indentures”.

This summary of the terms and provisions of the debt securities and the Indentures is not complete, and we refer you to the copies of the Indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the Indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

None of the Indentures limits the amount of debt securities that may be issued thereunder, and the unsecured Indentures provide that the debt securities may be issued from time to time in one or more series. The unsecured Indentures permit the appointment of a different trustee for each series of debt securities. Wherever particular sections or defined terms of the applicable Indenture are referred to, those sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by the reference. For purposes of the summaries set forth below, “issuer” shall refer to K. Hovnanian in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures and to Hovnanian in the case of the Hovnanian Debt Securities and the Hovnanian Indentures. “Obligors” refers to Hovnanian and any subsidiaries of Hovnanian, as guarantors, the “guarantors”, in the case of the Hovnanian Debt Securities and the Hovnanian Indentures, and to K. Hovnanian and Hovnanian and any subsidiaries of Hovnanian, as guarantors, the “guarantors”, in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures.

Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

General.  The Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of Hovnanian and the K. Hovnanian Debt Securities will be secured or unsecured senior, unsecured senior subordinated or unsecured subordinated obligations of K. Hovnanian, except that, under specified circumstances, K. Hovnanian may be released from these obligations. See “Conditions for Release of K. Hovnanian”. Unless otherwise specified in any prospectus supplement, the Senior Debt Securities will rank equally in right of payment with all of the other senior obligations of Hovnanian or K. Hovnanian, as applicable, and the Senior Subordinated Debt Securities and the Subordinated Debt Securities will have such terms with respect to rank and priority as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities — Subordination”. Except to the extent described in any prospectus supplement, the Indentures do not, and the debt securities will not, contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control of Hovnanian (except with respect to secured senior obligations of K. Hovnanian) or a highly leveraged transaction by Hovnanian.

We refer you to the applicable prospectus supplement for the following terms of, and information relating to, the debt securities being offered, the “Offered Debt Securities”, to the extent these terms are applicable to Offered Debt Securities:

•	the title of the Offered Debt Securities;

•	the lien priority and collateral securing secured senior obligations of K. Hovnanian;

•	classification as K. Hovnanian Senior Debt Securities, K. Hovnanian Senior Subordinated Debt Securities, K. Hovnanian Subordinated Debt Securities, Hovnanian Senior Debt Securities, Hovnanian Senior Subordinated Debt Securities or Hovnanian Subordinated Debt Securities, aggregate principal amount, purchase price and denomination, and whether the Offered Debt Securities will be guaranteed by Hovnanian and/or by the subsidiary guarantors of Hovnanian as described under “— Description of Guarantees” below;

•	the date or dates on which the principal of the Offered Debt Securities is payable;

•	the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of the Offered Debt Securities may be calculated;

•	the interest rate or rates, or the method by which it will be determined, and the date or dates from which the interest, if any, will accrue;

•	the date or dates on which the interest, if any, will be payable;

•	the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer;

•	the right, if any, or obligation, if any, of Hovnanian or K. Hovnanian to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund, amortization payments or analogous provisions, at the option of Hovnanian or K. Hovnanian or at the option of a holder thereof, and the period or periods within which, the price or prices or the method by which such price or prices will be determined, or both at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to the obligation;

•	the terms for conversion or exchange, if any, of the Offered Debt Securities;

•	any provision relating to the issuance of the Offered Debt Securities at an original issue discount;

•	if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which those amounts will be determined;

•	any applicable United States federal income tax consequences;

•	the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable;

•	the trustee with respect to the series of Offered Debt Securities; and

•	any other specific terms of the Offered Debt Securities, including any deleted, modified or additional Events of Default or remedies or additional covenants provided with respect to the Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in any prospectus supplement, the debt securities will be issuable in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of any debt securities but the issuer or trustee may require payment of a sum sufficient to cover any tax or other governmental charge, payable in connection therewith.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be issued at an initial offering price below their stated principal amount. Special United States federal income tax considerations applicable to discounted debt securities or to other debt securities that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

Unless otherwise specified in any prospectus supplement, in determining whether the holders of the requisite aggregate principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of debt securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of the determination upon a declaration of acceleration of the maturity thereof.

Description of Guarantees.  Hovnanian will fully and unconditionally guarantee, pursuant to the K. Hovnanian Indentures, the due and prompt payment of the principal of and premium, if any, and interest on the K. Hovnanian Debt Securities and all other obligations of K. Hovnanian to the holders of the K. Hovnanian Debt Securities and the trustee under the K. Hovnanian Indentures when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, call for redemption or otherwise. Any series of debt securities of Hovnanian may be guaranteed by, and any series of debt securities of K. Hovnanian may be further guaranteed by, certain subsidiaries of Hovnanian, the “subsidiary guarantees”, as provided in the applicable prospectus supplement relating to such series. If debt securities are guaranteed by subsidiary guarantors, that subsidiary guarantee will be set forth in the applicable indenture or in a supplemental indenture.

Payments with respect to the guarantee by Hovnanian of the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Hovnanian to the same extent and manner that payments with respect to the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of K. Hovnanian as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities” below. Likewise, payments with respect to subsidiary guarantees of Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of each such subsidiary guarantor to the same extent and manner that payments with respect to the Senior Subordinated Debt Securities and Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the issuer of such debt securities as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities” below.

Global Securities.  The Offered Debt Securities may be issued in whole or in part in the form of one or more global securities, the “global securities”, that will be deposited with or on behalf of a depositary, “the depositary”, identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security:

•	may not be transferred except as a whole; and

•	may only be transferred

•	by the depositary for the global security to its nominee,

•	by a nominee of the depositary to the depositary or another nominee of the depositary, or

•	by the depositary or any nominee to a successor depositary or nominee of the successor depositary.

The specific terms of the depositary arrangement with respect to Offered Debt Securities will be described in the prospectus supplement relating to such series. Hovnanian and K. Hovnanian anticipate that the following provisions generally will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for that global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with such depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to those debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

As long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by that global security for all purposes under the Indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any of those debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing those debt securities.

Payment of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Hovnanian and K. Hovnanian expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, if any, and interest, if any, in respect of a global security representing any of those debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for those securities as shown on the records of such depositary or its nominee. Hovnanian and K. Hovnanian also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants. Neither Hovnanian, K. Hovnanian, the trustee for such debt securities, any paying agent nor the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the issuer within 90 days, the issuer will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. In addition, an issuer may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by a global security and, in such event, will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. Further, if an issuer so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to the issuer, the trustee and the depositary for the global security, receive individual debt securities of the applicable series in exchange for beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In this instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the applicable global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable prospectus supplement relating to that series of debt securities, of $2,000 and integral multiples of $1,000 in excess thereof.

Events of Default.  Unless otherwise specified in the applicable prospectus supplement, an Event of Default is defined under each Indenture with respect to the debt securities of any series issued under the applicable Indenture as being:

•	default in the payment of principal of or premium, if any, with respect to debt securities of the applicable series when due;

•	default in the payment of any installment of interest on any of the debt securities of that series when due, continued for 30 days;

•	default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to debt securities of that series when due;

•	default in the performance of any other covenant of any of the obligors’ applicable to debt securities of that series after written notice to the obligors by the trustee or to the obligors and the trustee, by the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding requiring the same to be remedied and after giving effect to any applicable grace period; and

•	specified events of bankruptcy, insolvency or reorganization of the issuer.

An Event of Default with respect to secured senior obligations of K. Hovnanian is also defined under the applicable K. Hovnanian Senior Debt Indenture to include the following, as further described in the applicable prospectus supplement:

•	with respect to any obligor, acceleration of principal payments of indebtedness (other than non-recourse indebtedness), payment defaults on principal or interest on indebtedness (other than non-recourse indebtedness), or one or more final judgments, in each case in amounts aggregating $10 million or more, after giving effect to the applicable grace period;

•	the failure of any guarantee of certain significant subsidiaries of Hovnanian to be in full force and effect or the denial by any guarantor of its liability under its guarantee; and

•	the termination of or failure of the liens securing any material portion of the collateral securing such secured senior obligations of K. Hovnanian to be valid and perfected or the termination of or failure of the applicable security documents to be in full force and effect, after giving effect to the applicable grace period (in each case with certain exceptions).

If any Event of Default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to Hovnanian or K. Hovnanian, as applicable, and to the trustee, if given by the holders, may declare the principal, or, in the case of any series of debt securities originally issued at a discount from their stated principal amount, the portion of the principal amount as may be specified in the terms of that series, of all of the debt securities of that series and the interest, if any, accrued thereon to be due and payable immediately. Subject to the conditions set forth in each Indenture, the declaration described in the preceding sentence may be rescinded by notice in writing to Hovnanian or K. Hovnanian, as applicable, and the trustee by holders of a majority in aggregate principal amount of the debt securities of the series then outstanding. This rescission will rescind and annul any declaration made pursuant to the first sentence of this paragraph and its consequences if all defaults under such Indenture are cured or waived.

Each Indenture provides that no holder of any series of debt securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, that Indenture, unless:

•	the holder previously gave the trustee written notice of default and of the continuance thereof;

•	the holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding made written request to the trustee to institute the suit, action or proceeding and offered to the trustee reasonable indemnity as it may require with respect thereto; and

•	the trustee, for 60 days after its receipt of the notice, request and offer of indemnity, neglected or refused to institute any action, suit or proceeding.

Subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right, described in the above bullet points, of any holder of any debt security to receive payment of the principal of, premium, if any, or interest, if any, on that debt security, on or after the respective due dates, or to institute suit for the enforcement of any payment shall not be impaired or affected without the consent of the holder.

The holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that the trustee may decline to follow that direction if the trustee determines that the action or proceeding is unlawful or would involve the trustee in personal liability.

Hovnanian and/or K. Hovnanian, as applicable, are required to furnish annually to the trustee a certificate as to compliance by Hovnanian and/or K. Hovnanian, as applicable, with all conditions and covenants under each Indenture.

Covenants.  The covenants, if any, that will apply to the particular Offered Debt Securities will be as described in the applicable prospectus supplement relating to such Offered Debt Securities. Except as described herein and as otherwise specified in the applicable prospectus supplement with respect to any Offered Debt Securities, Hovnanian and/or K. Hovnanian as applicable may remove or add covenants without the consent of holders of the debt securities.

Discharge and Defeasance.  Unless otherwise specified in the applicable prospectus supplement, Hovnanian and/or K. Hovnanian, as applicable, can discharge or defease their respective obligations with respect to any series of debt securities as described below.

Unless otherwise specified in any prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may discharge all of its obligations, except those described below, to holders of any series of debt securities issued under any Indenture that have not already been delivered to the trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year or are to be called for redemption within one year, by irrevocably depositing with the trustee cash or U.S. Government Obligations, as defined in the Indenture, or a combination thereof, as trust funds in an amount to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of that series and to make any mandatory sinking fund payments, if any, thereon when due.

Unless otherwise provided in the applicable prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may also elect at any time to defease and be discharged from all of its obligations, except those described below, to holders of any series of debt securities issued under each Indenture, “defeasance”, or be released from all of their obligations with respect to specified covenants and certain events of default applicable to any series of debt securities issued under each Indenture, “covenant defeasance”, if, among other things:

•	Hovnanian or K. Hovnanian, as applicable, irrevocably deposit with the trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of the applicable series and to make any mandatory sinking fund payments, if any, thereon when due;

•	the deposit will not result in a breach or violation of, or cause a default under, any material agreement or instrument (other than the Indenture) to which either Hovnanian or K. Hovnanian, as applicable, is a party or by which it is bound; and

•	Hovnanian or K. Hovnanian, as applicable, deliver to the trustee an opinion of counsel to the effect that the holders of the applicable series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance will not otherwise alter the United States federal income tax treatment of the holders’ principal of and interest payments, if any, on that series of debt securities.

In the case of defeasance, the opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the debt securities of such series, because this result would not occur under current tax law.

Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of any series of debt securities:

•	rights of registration of transfer and exchange of debt securities of the applicable series;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of the applicable series;

•	rights of holders of debt securities of the applicable series to receive payments of principal thereof, premium, if any, and interest, if any, thereon, upon the original due dates therefore, but not upon acceleration, and to receive mandatory sinking fund payments thereon when due, if any;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of debt securities of a series as beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Hovnanian or K. Hovnanian, as applicable, to maintain an office or agency in respect of debt securities of the series.

Hovnanian or K. Hovnanian, as applicable, may exercise the defeasance option with respect to any series of debt securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercises the defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated because of an Event of Default with respect to that series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercises the covenant defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on the series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. In addition, if K. Hovnanian exercises its defeasance or covenant defeasance option with respect to senior secured obligations of K. Hovnanian, the liens on the collateral granted under the security documents will be released.

Modification of the Indenture.  Except as otherwise provided in the applicable prospectus supplement, each Indenture provides that the obligors and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

•	evidence the assumption by a successor entity of the obligations of any of the obligors under that Indenture, including in connection with a transaction described under “— Consolidation, Merger, Sale or Conveyance”;

•	add covenants or new events of default for the protection of the holders of the debt securities;

•	cure any ambiguity or defect or correct any inconsistency;

•	establish the form and terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee or, in the case of secured senior obligations of K. Hovnanian, a successor collateral agent;

•	secure, or add security for, the debt securities of the applicable series or provide for, or add, guarantees of the debt securities of any series and evidence the termination or discharge of any guarantee of or lien securing the debt securities of such series when permitted under the applicable Indenture;

•	designate a bank or trust company other than the trustee specified in the applicable prospectus supplement to act as trustee for a series of debt securities;

•	subject to the following paragraph, modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, debt securities not yet issued and outstanding on the date of the supplemental indenture, if applicable;

•	provide for the issuance of debt securities of any series in uncertificated form in addition to or in place of certificated debt securities of any series and exchangeability of those debt securities for fully registered debt securities;

•	modify, eliminate or add to the provisions of the Indenture as necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add provisions expressly permitted by that Act;

•	modify the provisions to provide for the denomination of debt securities in foreign currencies that will not adversely affect the interests of the holders of the debt securities in any material respect;

•	to conform the text of the applicable Indenture, Offered Debt Securities or guarantees to this “Description of Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of Debt Securities” or such comparable provision in a prospectus supplement was intended to be a verbatim recitation of a provision of such Indenture, Offered Debt Securities or guarantees;

•	make any other change with respect to the debt securities of any series that does not adversely affect the legal rights of holders of the debt securities of such series; and

•	in the case of secured senior obligations of K. Hovnanian, make certain amendments to the security documents relating thereto as permitted by the applicable K. Hovnanian Senior Debt Indenture and as further described in the applicable prospectus supplement.

Each Indenture also contains provisions permitting the obligors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable Indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities of that series; provided that the obligors and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated final maturity of any debt security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest (including default interest), if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the issuer, or in the case of secured senior obligations of K. Hovnanian, alter the provisions relating to redemption and offers to repurchase provided in the applicable K. Hovnanian Senior Debt Indenture and as further described in the applicable prospectus supplement, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, waive certain defaults or Events of Default, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or make any change adverse to the interests of the holders in the terms and conditions of the guarantee by Hovnanian or by the subsidiary guarantors, release any guarantee or all or substantially all of the collateral (as applicable) otherwise than in accordance with the indenture and the security documents or modify the ranking or priority of the debt securities of any series or any guarantees of the debt securities of such series; or

•	reduce the stated percentage in aggregate principal amount of debt securities of any series issued under the Indenture, the consent of which is required for any such amendment or waiver.

Consolidation, Merger, Sale or Conveyance.  Except as otherwise provided in the applicable prospectus supplement, the K. Hovnanian Indentures provide that K. Hovnanian or Hovnanian may, and the Hovnanian Indentures provide that Hovnanian may, without the consent of the holders of debt securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership (or other legal entity in the case of secured senior obligations of K. Hovnanian) organized under the laws of the United States, any state thereof or the District of Columbia, provided that:

•	the successor corporation or partnership (or other legal entity in the case of secured senior obligations of K. Hovnanian) assumes all obligations of K. Hovnanian or Hovnanian, as the case may be, by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee, under the Indentures and the debt securities;

•	immediately after giving effect to the consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

•	certain other conditions are met.

Conditions for Release of K. Hovnanian.  Except as otherwise provided in a prospectus supplement, each K. Hovnanian Indenture provides that K. Hovnanian may be released from its obligations under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities, without the consent of the holders of the K. Hovnanian Debt Securities of any series, provided that:

•	Hovnanian or any successor to Hovnanian has assumed the obligations of K. Hovnanian under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee;

•	Hovnanian delivers to the trustee an opinion of counsel to the effect that the holders of K. Hovnanian Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the release of K. Hovnanian from its obligations under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities and that such release will not otherwise alter the United States federal income tax treatment of the holders of the K. Hovnanian Debt Securities; and

•	certain other conditions are met.

Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities

Subordination.  The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the obligors that is neither Senior Indebtedness of the obligors nor Senior Subordinated Indebtedness and only Indebtedness of the obligors that is Senior Indebtedness of the obligors will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

Except as otherwise provided in the applicable prospectus supplement:

“Senior Indebtedness” of the obligors is defined in the Subordinated Debt Indentures and the Senior Subordinated Debt Indentures as Indebtedness of the obligors outstanding at any time, other than the Indebtedness evidenced by such debt securities, except:

•	any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the Indebtedness is not senior or prior in right of payment to such debt securities or is pari passu or subordinate by its terms in right of payment to such debt securities;

•	renewals, extensions and modifications of any such Indebtedness;

•	any Indebtedness of the obligors to a wholly-owned Subsidiary of the obligors;

•	any liability for federal, state or local taxes;

•	interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless that interest is an allowed claim enforceable against the obligor in a proceeding under federal or state bankruptcy laws; and

•	trade payables.

“Senior Subordinated Indebtedness” of Hovnanian or K. Hovnanian, as applicable, is defined in the Senior Subordinated Debt Indentures as the applicable Senior Subordinated Debt Securities and any other Indebtedness of Hovnanian or K. Hovnanian, as applicable, that ranks pari passu with such Senior Subordinated Debt Securities. Any Indebtedness of Hovnanian or K. Hovnanian, as applicable, that is subordinate or junior by its terms in right of payment to any other Indebtedness of Hovnanian or K. Hovnanian, as applicable, will be subordinate to Senior Subordinated Indebtedness of Hovnanian or K. Hovnanian, as applicable, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that this Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness of Hovnanian or K. Hovnanian, as applicable, and is not subordinated by its terms to any Indebtedness of Hovnanian that is not Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable.

Senior Subordinated Indebtedness of Hovnanian as a guarantor of K. Hovnanian Senior Subordinated Debt Securities or of a subsidiary guarantor will have a similar meaning.

Except as otherwise provided in the applicable prospectus supplement, the following subordination provisions will apply to the Senior Subordinated Debt Securities and the Subordinated Debt Securities:

If:

•	Hovnanian or K. Hovnanian, as applicable, should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or

•	any other default with respect to Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, occurs and the maturity of the Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of the default to Hovnanian or K. Hovnanian, as applicable, by the holders of the Senior

Indebtedness or any trustee therefor, unless and until the default is cured or waived or has ceased to exist or the acceleration has been rescinded, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of Hovnanian, or cash in lieu of fractional shares thereof.

If any default, other than a default described in the bullet points directly above, occurs under the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs, a “Senior Nonmonetary Default”, then, upon the receipt by Hovnanian or K. Hovnanian, as applicable, and the trustee of written notice thereof, a “payment notice”, from or on behalf of holders of 25% or more of the aggregate principal amount of Senior Indebtedness specifying an election to prohibit the payment and other action by Hovnanian or K. Hovnanian, as applicable, in accordance with the following provisions of this paragraph Hovnanian or K. Hovnanian, as applicable, may not make any payment or take any other action that would be prohibited by the bullet points directly above during the period, the “payment blockage period” commencing on the date of receipt of the payment notice and ending on the earlier of:

•	the date, if any, on which the holders of such Senior Indebtedness or their representative notify the trustee that the Senior Nonmonetary Default is cured, waived or ceases to exist or the Senior Indebtedness to which the Senior Nonmonetary Default relates is discharged, or

•	the 120th day after the date of receipt of the payment notice.

Notwithstanding the provisions described in the immediately preceding bullet points, Hovnanian or K. Hovnanian, as applicable, may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after the payment blockage period. After the expiration of the initial payment blockage period, no subsequent payment blockage period may be commenced on the basis of a Senior Nonmonetary Default which existed or was continuing on the date of the commencement of the initial payment blockage period until at least 270 consecutive days have elapsed from the last day of the initial payment blockage period.

If:

•	without the consent of Hovnanian or K. Hovnanian, as applicable, a receiver, conservator, liquidator or trustee of Hovnanian or K. Hovnanian, as applicable, or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and the decree or order remains in effect for more than 60 days, Hovnanian or K. Hovnanian, as applicable, is adjudicated bankrupt or insolvent, any of its property is sequestered by court order and that order remains in effect for more than 60 days, or a petition is filed against Hovnanian or K. Hovnanian, as applicable, under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing;

•	Hovnanian or K. Hovnanian, as applicable:

•	commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

•	consents to any such relief or to the appointment of or taking possession by any of the above officials in an involuntary case or other proceeding commenced against it;

•	fails generally to, or cannot, pay its debts generally as they become due;

•	takes any corporate action to authorize or effect any of the foregoing; or

•	any Subsidiary of the obligor takes, suffers or permits to exist any of the events or conditions referred to in any of the above bullet points,

then all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of any proceedings, will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the obligor to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be.

Any payment or distribution, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the obligor then outstanding and to any securities issued in respect thereof under a plan of reorganization or readjustment, that would otherwise, but for the subordination provisions, be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the obligor in accordance with the priorities then existing among such holders until all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of proceedings, has been paid in full. In the event of any proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the obligor, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the obligor ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of Hovnanian or K. Hovnanian, as applicable, the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the obligor ranking junior to the Senior Subordinated Debt Securities, including the Subordinated Debt Securities, and such other obligations.

If any payment or distribution of any character, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding and to any securities issued in respect thereof under the plan of reorganization or readjustment, will be received by the trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding in accordance with the priorities then existing among the holders for application to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, remaining unpaid to the extent necessary to pay all the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, in full.

By reason of the subordination, in the event of the insolvency of Hovnanian or K. Hovnanian, as applicable, holders of Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities of Hovnanian or K. Hovnanian, as applicable. Subordination will not prevent the occurrence of any Event of Default, as defined in the Indentures, or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.

Concerning the Trustee

Information concerning the trustee for the Offered Debt Securities will be set forth in the prospectus supplement relating to that series of debt securities. Hovnanian, K. Hovnanian and certain of Hovnanian’s other subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the trustee under an Indenture and its affiliates in the ordinary course of business. The trustee under an Indenture or its affiliates may participate as underwriters, agents or dealers in any offering of K. Hovnanian debt securities and/or Hovnanian debt securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that may be offered from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to Hovnanian’s amended certificate of incorporation, the “Certificate of Incorporation” and restated bylaws, the “Restated By-Laws” that are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to the Certificate of Incorporation and Restated By-laws.

The authorized capital stock of Hovnanian is 230,100,000 shares consisting of 200,000,000 shares of Class A Common Stock, par value $.01 per share, the “Class A Common Stock”, 30,000,000 shares of Class B Common Stock, par value $.01 per share, the “Class B Common Stock”, and 100,000 shares of preferred stock, par value $.01 per share, in the series and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors of Hovnanian for each series.

Common Stock

As of March 1, 2011, 77,962,543 shares of Class A Common Stock and 14,562,064 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock is traded on the New York Stock Exchange under the symbol “HOV”. There is no established public trading market for the Class B Common Stock. In order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. Any offering of common stock made hereby will consist only of Class A Common Stock. The outstanding Class A Common Stock is, and any Class A Common Stock offered pursuant to this prospectus and any prospectus supplement when issued and paid for will be, fully paid and non-assessable.

Dividends.  Dividends on the Class A Common Stock will be paid if, when and as determined by the Board of Directors of Hovnanian out of funds legally available for this purpose. Certain debt instruments to which Hovnanian is a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, Hovnanian is not currently able to pay any cash dividends and anticipates that it will be prohibited from doing so for the foreseeable future. Hovnanian has never paid cash dividends on its Class A Common Stock nor does it currently intend to pay cash dividends on its Class A Common Stock. If and when declared, the amount of any regular cash dividend payable on a share of Class A Common Stock will be an amount equal to 110% of the corresponding regular cash dividend payable on a share of Class B Common Stock.

Voting Rights.  Holders of Class A Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders. Holders of Class B Common Stock are generally entitled to ten votes per share.

Liquidation Rights.  After satisfaction of the preferential liquidation rights of any preferred stock, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably as a single class in the distribution of all remaining net assets.

Preemptive and Other Rights.  The holders of Class A Common Stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of Class A Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions. The rights, preferences and privileges of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of preferred stock that Hovnanian may designate and issue in the future.

Preferred Stock

The Certificate of Incorporation authorizes the Board of Directors of Hovnanian to issue from time to time up to 100,000 shares of preferred stock, in one or more series, and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors of Hovnanian for each series. The preferred stock may be used by the Board of Directors of Hovnanian without further action by Hovnanian’s stockholders as an anti-takeover device. As of March 1, 2011, 5,600 shares of Hovnanian’s preferred stock were issued and outstanding, consisting of entirely of Hovnanian’s 7.625% Series A Preferred Stock (liquidation preference $25,000.00 per share) par value $.01 per share, the “Series A Preferred Stock”.

The applicable prospectus supplement will describe the terms of any preferred stock that may be offered, including the number of shares, dividend rate and dividend period, liquidation value, voting rights, conversion rights (if any), dividend and liquidation preferences, redemption terms, whether depositary shares representing fractional interests will be offered, and any other rights, privileges and limitations thereof.

7.625% Series A Preferred Stock

Dividends on the Series A Preferred Stock are not cumulative. The Series A Preferred Stock ranks senior to Hovnanian’s common stock with respect to the payment of dividends to the extent provided in the Certificate of Designations, Powers, Preferences and Rights of the 7.625% Series A Preferred Stock (the “Certificate”). The Certificate provides that unless dividends have been declared and paid or set apart for payment on the Series A Preferred Stock for the then-currently quarterly dividend period, no dividend may be declared or paid or set apart for payment on Hovnanian’s common stock for that period, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Hovnanian or any other stock of Hovnanian ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Hovnanian, junior to the Series A Preferred Stock.

The Series A Preferred Stock is traded as depositary shares, with each depositary share representing 1/1000th of a share of Series A Preferred Stock, and is listed on the NASDAQ Global Market under the symbol “HOVNP”.

The Series A Preferred Stock has no voting rights except as provided for in the Certificate or as otherwise required by law. However, so long as any shares of Series A Preferred Stock are outstanding, Hovnanian will not, without the vote of the holders of at least a majority of the shares of the Series A Preferred Stock, (1) authorize, create or issue any capital stock of Hovnanian ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series A Preferred Stock, or reclassify any authorized capital stock of Hovnanian into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (2) amend, alter or repeal the Certificate, or the certificate of incorporation of Hovnanian, whether by merger, consolidation or otherwise, in a way that adversely affects the powers, preferences or special rights of the Series A Preferred Stock. Any increase in the amount of authorized common stock or preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking equally with or junior to the Series A Preferred Stock will not be deemed to adversely affect such powers, preferences or special rights.

The Series A Preferred Stock has liquidation preferences over Hovnanian’s common stock. Upon any liquidation, dissolution or winding up of Hovnanian, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of Hovnanian available for distribution to its stockholders, an amount equal to the liquidation preference of $25,000.00 per share plus all accrued and unpaid dividends before any payment or distribution out of Hovnanian’s assets may be made to or set apart for the holders of Hovnanian’s common stock or other junior equity. If, upon any liquidation, dissolution or winding up of Hovnanian, the assets of Hovnanian, or proceeds thereof, distributable among the holders of shares Series A Preferred Stock and any stock ranking equally with the Series A Preferred Stock shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither a consolidation nor merger of Hovnanian, nor a sale, lease, exchange or transfer of all or substantially all of Hovnanian’s assets will be deemed to be a liquidation, dissolution or winding up of Hovnanian.

Rights Plan

On July 29, 2008, the Board of Directors of Hovnanian adopted a shareholder rights plan, the “Rights Plan,” and declared a dividend of one preferred share purchase right for each outstanding share of Class A Common Stock and Class B Common Stock, which was subsequently paid to stockholders of record as of August 15, 2008. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from Hovnanian one ten-thousandth of a share of Hovnanian’s Series B Junior Preferred Stock for a purchase price of $35.00, the “Purchase Price.” If issued, each fractional share of Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of Hovnanian’s Class A Common Stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of Hovnanian, including without limitation any dividend, voting or liquidation rights.

The Board of Directors of Hovnanian adopted the Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on Hovnanian’s ability to use our net operating loss carryforwards, “NOLs,” to reduce potential future federal income tax obligations. Hovnanian has experienced and continues to experience substantial operating losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, Hovnanian may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce its federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, Hovnanian believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to Hovnanian. However, if Hovnanian experiences an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, Hovnanian’s ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A Common Stock, an “Acquiring Person,” without the approval of Hovnanian’s Board.

Exercisability.  The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A Common Stock.

Until the date that the rights become exercisable, the “Distribution Date,” the rights are evidenced by Hovnanian’s Class A Common Stock and Class B Common Stock certificates which contain a notation to that effect. Any transfer of shares of Class A Common Stock and/or Class B Common Stock prior to the Distribution Date constitutes a transfer of the associated rights. After the Distribution Date, the rights may be transferred separately from the transfer of the underlying shares of Class A Common Stock or Class B Common Stock. After the Distribution Date, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, having a market value of two times the Purchase Price.

Exchange.  After the Distribution Date, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Series B Preferred Stock (or of a share of a similar class or series of Hovnanian’s preferred stock having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment).

Expiration.  The rights and the Rights Plan will expire on the earliest of (i) August 14, 2018, (ii) the time at which the rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Section 382 of the Internal Revenue Code or any successor statute if the Board of Directors determines that the Rights Agreement is no longer necessary for the preservation of tax benefits, and (v) the beginning of a taxable year of Hovnanian to which the Board of Directors determines that no tax benefits may be carried forward.

Redemption.  At any time prior to the time an Acquiring Person becomes such, the Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, the “Redemption Price.” The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions.  The Board of Directors may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred shares or Hovnanian’s Class A Common Stock or Class B Common Stock. No adjustments to the purchase price of less than 1% will be made.

Amendments.  Before the Distribution Date, the Board of Directors may amend or supplement the Rights Plan without the consent of the holders of the rights. After the Distribution Date, the Board of Directors may amend or supplement the rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder.

Transfer Restrictions in the Certificate of Incorporation

At a special meeting of stockholders held on December 5, 2008, Hovnanian’s stockholders approved an amendment to its Certificate of Incorporation to restrict certain transfers of Class A Common Stock in order to preserve the tax treatment of Hovnanian’s NOLs under Section 382 of the Internal Revenue Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of Hovnanian’s stock that result from the transfer of interests in other entities that own Hovnanian’s stock) if the effect would be to: (i) increase the direct or indirect ownership of Hovnanian’s stock by any person (or public group) from less than 5% to 5% or more of Hovnanian’s common stock; (ii) increase the percentage of Hovnanian’s common stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of Hovnanian’s common stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations). Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of common stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person (or public group) to exceed such threshold.

Consequences of Prohibited Transfers.  In accordance with Hovnanian’s amended Certificate of Incorporation, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Class A Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Class A Common Stock, or in the case of options, receiving Class A Common Stock in respect of their exercise. In this prospectus, Class A Common Stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to Hovnanian’s agent along with any dividends or other distributions paid with respect to such excess stock. Hovnanian’s agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by Hovnanian’s agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to Hovnanian’s agent (except to the extent Hovnanian grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had Hovnanian’s agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by Hovnanian as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of Class A Common Stock which does not involve a transfer of “securities” of Hovnanian within the meaning of the General Corporation Law of the State of Delaware but which would cause any 5% stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5% stockholder shall be required to dispose of any interest that is not a security of Hovnanian, but such 5% stockholder and/or any person whose ownership of securities of Hovnanian is attributed to such 5% stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5% stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5% stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Exceptions

The Board of Directors will have the discretion to approve transfers that would otherwise be restricted by the amended Certificate of Incorporation and may exempt any person or group from triggering the dilutive effect of the Rights Plan.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable depositary agreement, a form of which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part, and the depositary receipts, which will be filed as exhibits to the Registration Statement or filed as exhibits to one or more current reports on Form 8-K and incorporated by reference herein. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

Hovnanian may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Hovnanian will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Hovnanian and a bank or trust company selected by Hovnanian having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to the registered holder purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Shares of preferred stock represented by depositary shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the principal office of the preferred stock depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of preferred stock and any money or property represented by such depositary shares. Only whole shares of preferred stock may be withdrawn; if a holder holds an amount of depositary shares in excess of whole shares of preferred stock, the preferred stock depositary will deliver along with the withdrawn shares of preferred stock a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn shares of preferred stock will not be entitled to redeposit such shares or to receive depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with Hovnanian’s approval, sell such property and distribute the net proceeds from such sale to such holders.

If Hovnanian offers to the holders of a series of preferred stock represented by the depositary shares any rights, preferences or privileges to subscribe for or to purchase any securities or of any other nature, the preferred stock depositary will make such rights, preferences or privileges available to the record holders of depositary shares either by the issue of warrants representing such rights, preferences or privileges or by such other method as approved by the preferred stock depositary and Hovnanian. If the preferred stock depositary determines that this is not lawful or feasible or if it is instructed by a holder that such holder does not want to exercise such rights, preferences or privileges, it may, with Hovnanian’s approval, sell such rights, preferences or privileges and distribute the net proceeds from such sale to the holders of depositary shares entitled thereto.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Hovnanian redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by such other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will endeavor, as practicable, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Hovnanian will agree to take all actions that the preferred stock depositary may deem necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Changes Affecting Preferred Stock

Upon any change in par or stated value, split-up, combination or any other reclassification of the series of preferred stock represented by the depositary shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting Hovnanian or to which it is a party, the preferred stock depositary may in its discretion, with the approval and instructions of Hovnanian, and in such manner as the preferred stock depositary may deem equitable, treat any securities which shall be received by the preferred stock depositary in exchange for or upon conversion of or in respect of such preferred stock as new deposited securities received in exchange for or upon conversion or in respect of such preferred stock and make such adjustments in:

•	the fraction of an interest represented by one depositary share in one share of such preferred stock; and

•	the ratio of the redemption price per depositary share to the redemption price of a share of such preferred stock,

in each case as may be necessary to fully reflect the effects of such change.

With the approval of Hovnanian, the preferred stock depositary may execute and deliver additional depositary receipts, or may call for the surrender of all outstanding depositary receipts to be exchanged for new depositary receipts specifically describing such new deposited securities.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Hovnanian and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Hovnanian.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

Hovnanian will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Hovnanian also will pay charges of the depositary in connection with the deposit of preferred stock and any redemption of preferred stock. The amount paid as dividends or otherwise distributable by the preferred stock depositary with respect to the depositary shares or the underlying preferred stock will be reduced by any amounts required to be withheld by Hovnanian or the preferred stock depositary on account of taxes or other governmental charges. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. The preferred stock depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or shares of preferred stock, until such taxes or other governmental charges are paid.

Transfer, Surrender and Exchange

Depositary receipts may be transferred, surrendered or exchanged in accordance with the deposit agreement. The preferred stock depositary, its agents or Hovnanian may require a holder, among other things, to furnish appropriate endorsements and transfer documents. The preferred stock depositary is not required to accept deposits of preferred stock or to register transfers, surrenders or exchanges of depositary shares during any period when the register of stockholders of Hovnanian is closed or in order to comply with any requirement of law, government or governmental body, commission or the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Hovnanian notice of its intent to do so, and Hovnanian may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Hovnanian which are delivered to the preferred stock depositary and which Hovnanian is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Hovnanian will be liable if it or Hovnanian are prevented or delayed by law or any circumstances beyond its or Hovnanian’s control in performing its or Hovnanian’s obligations under the deposit agreement. Hovnanian’s obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of Hovnanian’s and their duties thereunder, and neither Hovnanian nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Hovnanian and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Concerning the Preferred Stock Depositary

Information concerning the preferred stock depositary for a series of preferred stock represented by depositary shares will be set forth in the prospectus supplement relating to that series of preferred stock. Hovnanian and certain of its subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the preferred stock depositary and its affiliates in the ordinary course of business. The preferred stock depositary or its affiliates may participate as underwriters, agents or dealers in any offering of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following description of stock purchase contracts and stock purchase units sets forth certain general terms of the stock purchase contracts and/or stock purchase units that Hovnanian may issue. The particular terms of any stock purchase contracts or stock purchase units will be described in the prospectus supplement relating to the stock purchase contracts or stock purchase units. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the stock purchase contracts, the collateral arrangements and any depositary arrangements relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued which will be filed with the Commission promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

Hovnanian may issue stock purchase contracts representing contracts obligating holders to purchase from Hovnanian and Hovnanian to sell to the holders shares of Class A Common Stock, shares of preferred stock or depositary shares at a future date or dates. The price per share of Class A Common Stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	debt securities issued by either Hovnanian or K. Hovnanian, or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the Class A Common Stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original stock purchase contract.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Hovnanian or K. Hovnanian may issue units consisting of one or more warrants, debt securities, shares of Class A Common Stock or preferred stock, depositary shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the Units and of the warrants, debt securities, common stock, depository shares and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants sets forth certain general terms that may apply to the warrants that Hovnanian or K. Hovnanian may offer. The particular terms of any warrants will be described in the applicable prospectus supplement accompanying this prospectus. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable warrant agreement, a form of which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part. The specific terms of warrants as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

Hovnanian may issue warrants, including warrants to purchase Class A Common Stock, preferred stock or Depositary Shares and warrants to purchase Hovnanian Debt Securities. K. Hovnanian may issue warrants to purchase K. Hovnanian Debt Securities. All obligations of K. Hovnanian under the K. Hovnanian warrants will be fully and unconditionally guaranteed by Hovnanian. Warrants may be issued independently of or together with any other securities and may be attached to or separate from such securities. Obligations of Hovnanian and K. Hovnanian under the warrants may be guaranteed by the subsidiary guarantors. Each series of warrants will be issued under a separate warrant agreement, each a “warrant agreement” to be entered into among Hovnanian and/or K. Hovnanian and any subsidiary guarantors and a warrant agent, the “warrant agent”. The warrant agent will act solely as an agent of Hovnanian and/or K. Hovnanian in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants. The following describes some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased, and any provisions for changes to or adjustments in such exercise price;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain United States Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

PLAN OF DISTRIBUTION

Hovnanian and K. Hovnanian may sell the securities to or through underwriters or dealers, and also may sell the offered securities directly to one or more other purchasers or through agents. The applicable prospectus supplement will list the names of any underwriters or agents involved in the sale of the offered securities and any applicable commissions or discounts, and will also describe the method of distribution of the securities offered thereby, the purchase price and the proceeds to be received from the sale, and any securities exchanges on which the securities of such series may be listed.

Hovnanian, K. Hovnanian or any of their agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable to that agent by Hovnanian or K. Hovnanian, as the case may be. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Hovnanian or K. Hovnanian in the ordinary course of business.

If Hovnanian or K. Hovnanian utilizes an underwriter or underwriters in the sale, they will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

If Hovnanian or K. Hovnanian utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, Hovnanian or K. Hovnanian, as the case may be, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Underwriters, dealers or agents may offer and sell the offered securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters or agents may be deemed to have received compensation from Hovnanian or K. Hovnanian in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The preferred stock, depositary shares, debt securities, stock purchase contracts, stock purchase units, units and warrants, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by Hovnanian or K. Hovnanian for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities. The applicable prospectus supplement set forth whether or not underwriters or agents may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of debt securities offered thereby at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Any underwriters, dealers or agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with Hovnanian or K. Hovnanian, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement, Hovnanian or K. Hovnanian will authorize underwriters or other persons acting as its or their agents to solicit offers by certain institutions to purchase securities from it or them pursuant to contracts providing for payment and delivery on a future date. Institutions with which contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and agents will not have any responsibility in respect of the validity or performance of such contracts.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

LEGAL MATTERS

Certain legal matters with respect to the validity of the offered securities will be passed upon for Hovnanian and K. Hovnanian by Simpson Thacher & Bartlett LLP, New York, New York, and will also be passed upon for K. Hovnanian by Peter S. Reinhart, Esq., Senior Vice-President and General Counsel for Hovnanian and K. Hovnanian. Peter S. Reinhart, Esq., beneficially owns, directly and indirectly, less than 1% of the common stock of Hovnanian, which does not include any shares of common stock over which Mr. Reinhart may have investment or voting power in his capacity as trustee of a trust in which he has no financial interest. Certain legal matters in connection with the offered securities may also be passed upon for any agents or underwriters by counsel specified in the prospectus supplement.

EXPERTS

The consolidated financial statements as of October 31, 2010 and 2009, and for the years then ended incorporated by reference in this prospectus from Hovnanian’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended October 31, 2010 and the effectiveness of Hovnanian’s internal control over financial reporting as of October 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Hovnanian Enterprises, Inc. for the year ended October 31, 2008 appearing in Hovnanian Enterprises, Inc.’s Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.